Exhibit 2.1

COMBINATION AGREEMENT

By and Among

FORUM OILFIELD TECHNOLOGIES, INC.,

ALLIED PRODUCTION SERVICES, INC.,

ALLIED MERGER SUB, LLC,

GLOBAL FLOW TECHNOLOGIES, INC.,

GLOBAL FLOW MERGER SUB, LLC,

SUBSEA SERVICES INTERNATIONAL, INC.,

SUBSEA MERGER SUB, LLC,

TRITON GROUP HOLDINGS LLC,

TRITON MERGER SUB, LLC

and

SCF-VII, L.P.

Dated as of July 16, 2010

i

EXHIBITS

Exhibit A	Form of Amended and Restated Stockholders Agreement of Forum
Exhibit B	Form of Stockholder Consent of SCF and the stockholders of Allied
Exhibit C	Form of Stockholder Consent of SCF and the stockholders of Global Flow
Exhibit D	Form of Stockholder Consent of SCF and the stockholders of Subsea
Exhibit E	Form of Stockholder Consent of SCF and the stockholders of Triton
Exhibit F	Form of Stockholder Consent of SCF and the stockholders of Forum
Exhibit G	Form of Second Amended and Restated Certificate of Incorporation of Forum
Exhibit H	Form of Amended and Restated Bylaws of Forum
Exhibit I	Financing Term Sheet
Exhibit J	Form of Surviving Company Certificate of Incorporation
Exhibit K	Form of Surviving Company Bylaws
Exhibit L	Form of Fourth Amended and Restated Limited Liability Company Agreement of the Triton Surviving Company
Exhibit M	Form of 2010 Long Term Incentive Plan
Exhibit 3.10	Global Flow Escrow Provisions

SCHEDULES

Schedule 8.10	Agreements to be Terminated at Closing

v

COMBINATION AGREEMENT

This Combination Agreement, dated as of July 16, 2010 (this “Agreement”), is by and among Forum Oilfield Technologies, Inc., a Delaware corporation (“Forum”), Allied Production Services, Inc., a Delaware corporation (“Allied”), Allied Merger Sub, LLC, a Delaware limited liability company (“Allied Merger Sub”), Global Flow Technologies, Inc., a Delaware corporation (“Global Flow”), Global Flow Merger Sub, LLC, a Delaware limited liability company (“Global Flow Merger Sub”), Subsea Services International, Inc., a Delaware corporation (“Subsea”), Subsea Merger Sub, LLC, a Delaware limited liability company (“Subsea Merger Sub”), Triton Group Holdings LLC, a Delaware limited liability company (“Triton”), Triton Merger Sub, LLC, a Delaware limited liability company (“Triton Merger Sub” and together with Allied Merger Sub, Global Flow Merger Sub and Subsea Merger Sub, the “Merger Subs”) and SCF-VII, L.P., a Delaware limited partnership (“SCF-VII”).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement desire to effect a combination of the businesses conducted by Forum, Allied, Global Flow, Subsea and Triton (collectively, the “Combining Companies”);

WHEREAS, in order to effectuate the foregoing, (a) Allied Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), will merge with and into Allied in a merger (the “Allied Merger”) in which Allied shall be the surviving company, (b) Global Flow Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA, will merge with and into Global Flow in a merger (the “Global Flow Merger”) in which Global Flow shall be the surviving company, (c) Subsea Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA, will merge with and into Subsea in a merger (the “Subsea Merger”) in which Subsea shall be the surviving company, and (d) Triton Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA, will merge with and into Triton in a merger (the “Triton Merger” and together with the Allied Merger, the Global Flow Merger and the Subsea Merger, the “Mergers”) in which Triton shall be the surviving company;

WHEREAS, respective committees of directors or managers, as applicable, each member of which is not affiliated with SCF (the “Committees”) of the Boards of Forum, Global Flow, Triton and Subsea have each recommended this Agreement to its respective Board;

WHEREAS, the Board of Forum has authorized and approved, and has determined to be in the best interest of the stockholders of Forum, (i) this Agreement, (ii) the Charter Amendment, (iii) the Amended and Restated Stockholders Agreement, (iv) the LTIP, (v) the Bylaw Amendment, (vi) the Tender Offer and (vii) the Offer to Sell, in each case upon the terms and subject to the conditions set forth in this Agreement, and has determined that it is advisable and in the best interest of the stockholders of Forum to adopt, authorize and approve the actions, transactions and agreements described in clauses (i) through (iv) (the “Forum Approval”);

WHEREAS, the respective Boards of the Merging Companies have each determined that the Mergers are advisable and in the best interest of their respective stockholders or members, as applicable, and have authorized and approved this Agreement upon the terms and subject to the conditions set forth in this Agreement, and the sole member of each of Allied Merger Sub, Global Flow Merger Sub, Subsea Merger Sub and Triton Merger Sub has approved the Mergers upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement, Forum intends to offer to purchase up to 87,938 shares of Forum Common Stock as further described in Section 8.1 of this Agreement; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Forum intends to offer to sell up to an aggregate of 404,516 shares of Forum Common Stock to eligible purchasers who are stockholders of Forum (after giving effect to the Mergers) as further described in Section 8.15 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

“Accredited Investor” shall have the meaning set forth for such term in Rule 501 of Regulation D promulgated under the Securities Act (but excluding for such purposes Rule 501(a)(4) thereunder), as such rule may be amended, modified or superseded from time to time.

“Acquisition Proposal” shall have the meaning set forth in Section 8.2(f)(i).

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. As used in this definition, the term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the opening paragraph hereof.

“Allied” shall have the meaning specified in the opening paragraph hereof.

“Allied Certificate of Designations” shall mean the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Allied, filed with the Secretary of State of the State of Delaware on October 19, 2007.

“Allied Common Stock” shall mean the common stock, par value $0.01 per share, of Allied.

“Allied Consent” shall have the meaning set forth in Section 9.1(c).

“Allied Dissenting Shares” shall have the meaning set forth in Section 2.15.

“Allied Dissenting Stockholders” shall have the meaning set forth in Section 2.15.

“Allied Merger” shall have the meaning set forth in the recitals hereof.

“Allied Merger Sub” shall have the meaning specified in the opening paragraph hereof.

“Allied Option” shall have the meaning set forth in Section 2.8.

“Allied Option Plan” shall mean the Allied Production Services, Inc. 2007 Long Term Incentive Plan.

“Allied Per Share Merger Cash Consideration” shall have the meaning set forth in Section 2.6(b).

“Allied Per Share Merger Consideration” shall mean the Allied Per Share Merger Cash Consideration and the Allied Per Share Merger Stock Consideration, as applicable.

“Allied Per Share Merger Stock Consideration” shall have the meaning set forth in Section 2.6(a).

“Allied Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of Allied.

“Allied Surviving Company” shall have the meaning set forth in Section 2.1.

“Amended and Restated Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement of Forum in substantially the form attached hereto as Exhibit A.

“Benefit Plan” shall mean (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors, (c) each equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity, or other equity-based compensation plan or arrangement, (d) each bonus plan or arrangement, incentive award plan or arrangement, deferred compensation plan or arrangement, change in control plan or arrangement, executive compensation or supplemental income plan or arrangement, retention plan or arrangement, personnel policy, vacation policy, severance pay plan, policy or agreement, consulting agreement, or employment agreement, and (e) each other employee benefit plan, agreement, arrangement, program, practice or understanding.

“Board” shall mean the board of directors or board of managers, as applicable, of a Combining Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or any other day when banks are not open for business in Houston, Texas.

“Bylaw Amendment” shall mean the Amended and Restated Bylaws of Forum in substantially the form attached hereto as Exhibit H.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligations” shall mean the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.

“Change of Recommendation” shall have the meaning set forth in Section 8.2(d).

“Charter Amendment” shall mean the Second Amended and Restated Certificate of Incorporation of Forum in substantially the form attached hereto as Exhibit G.

“Closing” shall have the meaning set forth in Section 6.1.

“Closing Date” shall have the meaning set forth in Section 6.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combining Companies” shall have the meaning set forth in the recitals hereof.

“Committees” shall have the meaning set forth in the recitals hereof.

“Confidential Information Memorandum” shall mean an information memorandum to be delivered as soon as reasonably practicable after the date hereof to the holders of Allied Common Stock, Global Flow Common Stock, Global Flow Series A Preferred Stock, Subsea Common Stock, Subsea Preferred Stock, Forum Common Stock, Triton Units and such other Persons as determined by any party to this Agreement, seeking their approval of the matters contemplated by this Agreement, as set forth in the Consents, as applicable.

“Consent” shall mean the Allied Consent, Global Flow Consent, Subsea Consent, Triton Consent or Forum Consent.

“Constituents of Concern” shall mean any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos in a friable condition, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“Contract” shall mean any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral).

“Dataroom” shall mean the RR Donnelley electronic data room for each Combining Company as the same exists as of the date of this Agreement.

“DGCL” shall have the meaning set forth in the recitals hereof.

“Disclosure Letter” shall mean the disclosure letter of the Combining Companies exchanged among the parties hereto on the date hereof and with respect to each Combining Company, such Combining Company’s individual subsection of each section included therein.

“DLLCA” shall have the meaning set forth in the recitals hereof.

“Effective Time” shall mean (a) when used in the context of the Allied Merger, the time and date of the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Allied Merger or such later time and date as is specified in such certificate of merger, (b) when used in the context of the Global Flow Merger, the time and date of the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Global Flow Merger or such later time and date as is specified in such certificate of merger, (c) when used in the context of the Subsea Merger, the time and date of the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Subsea Merger or such later time and date as is specified in such certificate of merger, (d) when used in the context of the Triton Merger, the time and date of the filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Triton Merger or such later time and date as is specified in such certificate of merger, and (e) when used in the context of the Mergers collectively, the latest of the foregoing times and dates specified in clauses (a) through (d).

“Environmental Claims” shall mean administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, citations, summonses, written notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Constituents of Concern or arising from an alleged injury or threat of injury to human health and safety or the environment.

“Environmental Condition” shall mean, with respect to a particular Combining Company or its Subsidiaries, a condition with respect to the environment that has resulted or would reasonably be expected to result in a material loss, liability, cost or expense to such Combining Company or its Subsidiaries, taken as a whole.

“Environmental Law” shall mean any Law, administrative interpretation having the force and effect of law, administrative order, consent decree or judgment relating to the environment, human health and safety, including CERCLA, and any state and local counterparts or equivalents.

“Environmental Permits” shall mean all Permits issued by Governmental Authorities that are required by Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to each Combining Company, each trade or business (whether or not incorporated) which together with the Combining Company would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Sharing Agreement” shall mean the Expense Sharing Agreement, dated June 29, 2010, by and among SCF-VII, Forum, Allied, Global Flow, Subsea and Triton.

“Financial Statements” shall have the meaning set forth in Section 7.5.

“Financing” shall mean the debt financing described in the term sheet attached hereto as Exhibit I, with such changes thereto as are agreed upon by Forum and the lenders under such debt financing.

“Foreign Plan” shall mean each Benefit Plan (whether governmental or nongovernmental and/or industrial or nonindustrial) that is sponsored, maintained, administered or contributed to by a Combining Company or any of its Subsidiaries and covers any current or former employee, officer or director of the Combining Company or its Subsidiaries outside of the United States.

“Forum” shall have the meaning specified in the opening paragraph hereof.

“Forum Approval” shall have the meaning set forth in the recitals hereof.

“Forum Common Stock” shall mean the common stock, par value $0.01 per share, of Forum.

“Forum Consent” shall have the meaning set forth in Section 9.1(g).

“Forum Dissenting Shares” shall have the meaning set forth in Section 11.13.

“Forum Dissenting Stockholders” shall have the meaning set forth in Section 11.13.

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“Global Flow” shall have the meaning specified in the opening paragraph hereof.

“Global Flow Certificate of Designations” shall mean, as applicable, (a) the Certificate of Designations, Powers, Preferences and Relative Participating, Optional or Other Special Rights and Relative Qualifications, Limitations or Restrictions of the Series A Convertible Preferred Stock of Global Flow, filed with the Secretary of State of the State of Delaware on June 30, 2005, (b) the Certificate of Designations, Powers, Preferences and Relative Participating, Optional or Other Special Rights and Relative Qualifications, Limitations or Restrictions of the Series B Preferred Stock of Global Flow, filed with the Secretary of State of the State of Delaware on June 30, 2005, (c) the Certificate of Designations, Powers, Preferences and Relative Participating, Optional or Other Special Rights and Relative Qualifications, Limitations or Restrictions of the Series C Preferred Stock of Global Flow, filed with the Secretary of State of the State of Delaware on June 30, 2005 and (d) the Certificate of Designations, Powers, Preferences and Relative Participating, Optional or Other Special Rights and Relative Qualifications, Limitations or Restrictions of the Series D Preferred Stock of Global Flow, filed with the Secretary of State of the State of Delaware on June 30, 2005.

“Global Flow Common Stock” shall mean the common stock, par value $0.001 per share, of Global Flow.

“Global Flow Consent” shall have meaning set forth in Section 9.1(d).

“Global Flow Dissenting Shares” shall have the meaning set forth in Section 3.15.

“Global Flow Dissenting Stockholders” shall have the meaning set forth in Section 3.15.

“Global Flow Merger” shall have the meaning set forth in the recitals hereof.

“Global Flow Merger Sub” shall have the meaning specified in the opening paragraph hereof.

“Global Flow Option” shall have the meaning set forth in Section 3.8.

“Global Flow Option Plan” shall mean the Global Flow Technologies, Inc. 2005 Stock Incentive Plan.

“Global Flow Per Share Merger Cash Consideration” shall have the meaning set forth in Section 3.6(b).

“Global Flow Per Share Merger Consideration” shall mean the Global Flow Per Share Merger Cash Consideration and the Global Flow Per Share Merger Stock Consideration, as applicable.

“Global Flow Per Share Merger Stock Consideration” shall have the meaning set forth in Section 3.6(a).

“Global Flow Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, and Series D Preferred Stock, par value $0.001 per share, of Global Flow.

“Global Flow Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of Global Flow.

“Global Flow Surviving Company” shall have the meaning set forth in Section 3.1.

“Governmental Authorities” shall mean, with respect to any Combining Company, the country, state, province, county, city and political subdivisions in which any property of such Combining Company is located or which exercises jurisdiction over any such property or entity, and any agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over any such property or entity.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of any property or services, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument that have been drawn upon, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (g) all indebtedness of any other Person of the type referred to in clauses (a) to (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnified Persons” shall have the meaning set forth in Section 8.13(a).

“Intellectual Property Right” shall mean any trademark, service mark, trade name, trade secret, patent, copyright, domain name (including applications for registration or renewal of any of the foregoing), or any other similar type of proprietary intellectual property right.

“Knowledge” shall mean (a) in the case of Allied, the actual knowledge of Wendell R. Brooks or Ryan Liles, (b) in the case of Global Flow, the actual knowledge of Steve Twellman or Greg O’Brien, (c) in the case of Subsea, the actual knowledge of Dennis Lee or Tom Simms, (d) in the case of Triton, the actual knowledge of Peter Stuart or Euan Leask, and (e) in the case of Forum, the actual knowledge of Charles E. Jones or James W. Harris.

“Latest Allied Balance Sheet” shall mean the audited consolidated balance sheet of Allied and its Subsidiaries as of December 31, 2009, as presented in the Dataroom.

“Latest Forum Balance Sheet” shall mean the audited consolidated balance sheet of Forum and its Subsidiaries as of December 31, 2009, as presented in the Dataroom.

“Latest Global Flow Balance Sheet” shall mean the audited consolidated balance sheet of Global Flow and its Subsidiaries as of December 31, 2009, as presented in the Dataroom.

“Latest Subsea Balance Sheet” shall mean the audited consolidated balance sheet of Subsea and its Subsidiaries as of December 31, 2009, as presented in the Dataroom.

“Latest Triton Balance Sheet” shall mean the unaudited consolidated balance sheet of Triton and its Subsidiaries as of December 31, 2009, as presented in the Dataroom.

“Laws” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

“Letters of Transmittal” shall have the meaning set forth in Section 8.1.

“Liens” shall mean any lien, pledge, charge, mortgage, security interest, encumbrance, or other adverse claim of any kind whatsoever.

“LTIP” shall mean the 2010 Long Term Incentive Plan of Forum, in substantially the form attached hereto as Exhibit M.

“Material Adverse Effect” shall mean with respect to any Combining Company any event, occurrence, fact, condition, change, development or effect, individually or in the aggregate, that has had or is reasonably likely to result in a material adverse change in the financial condition, results of operations, assets, business or properties of such Combining Company and its Subsidiaries, taken as a whole; provided, however, a Material Adverse Effect shall exclude any adverse changes or conditions to the extent such changes or conditions result from general changes in the business of the oilfield products and services industry or the oil and gas industry as a whole or general economic conditions (including as a result of weather disasters, an outbreak or escalation of hostilities or acts of terrorism) or changes in GAAP (or interpretations thereof).

“Material Contract” shall have the meaning set forth in Section 7.16(a).

“Maximum Tender Amount” shall have the meaning set forth in Section 8.1.

“Merger Subs” shall have the meaning specified in the opening paragraph hereof.

“Mergers” shall have the meaning set forth in the recitals hereof.

“Merging Companies” shall have the meaning set forth in Section 8.13(a).

“Non-U.S. Person” shall mean any Person other than a U.S. Person.

“Order” shall mean any judgment, injunction, judicial or administrative order or decree.

“Permits” shall have the meaning set forth in Section 7.8(b).

“Permitted Lien” shall mean (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens, landlord’s Liens or other like Liens arising or incurred in the ordinary course of business consistent with past practices in respect of obligations that are not overdue, (b) statutory Liens for Taxes, assessments and other similar governmental charges that are not overdue or that are being contested in good faith, (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the business of the respective Combining Company and its Subsidiaries and in the ordinary course of such business consistent with past practices, or (d) Liens that arise under zoning, land use, right-of-way, easement or similar restrictions, and other similar imperfections of title that arise in the ordinary course of business and that, in the aggregate, are not reasonably expected to materially affect the value, use or marketability of the property subject thereto.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Public Stock” means shares of capital stock (including depositary receipts or depositary shares related to common stock or similar ordinary shares) of any Person that are registered under Section 12 of the Exchange Act and listed for trading on a national securities exchange registered under Section 6(a) of the Exchange Act.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property and related improvements, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

“Representatives” shall have the meaning set forth in Section 8.2(a).

“SCF” shall mean, collectively, SCF-V, SCF-VI and SCF-VII.

“SCF-V” shall mean SCF-V, L.P., a Delaware limited partnership.

“SCF-VI” shall mean SCF-VI, L.P., a Delaware limited partnership.

“SCF-VII” shall have the meaning specified in the opening paragraph hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subscription Agreement” shall mean the Subscription Agreement to be entered into on the date hereof by and among Forum, SCF-VII, Sunray Capital, LP, C. Christopher Gaut and W. Patrick Connelly.

“Subscription Offer” shall have the meaning set forth in Section 8.15.

“Subsea” shall have the meaning specified in the opening paragraph hereof.

“Subsea Certificate of Designations” shall mean the Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Subsea, filed with the Secretary of State of the State of Delaware on February 29, 2008.

“Subsea Common Stock” shall mean the common stock, par value $0.01 per share, of Subsea.

“Subsea Consent” shall have meaning set forth in Section 9.1(e).

“Subsea Dissenting Shares” shall have the meaning set forth in Section 4.15.

“Subsea Dissenting Stockholders” shall have the meaning set forth in Section 4.15.

“Subsea Merger” shall have the meaning set forth in the recitals hereof.

“Subsea Merger Sub” shall have the meaning specified in the opening paragraph hereof.

“Subsea Option” shall have the meaning set forth in Section 4.8.

“Subsea Option Plan” shall mean the Subsea Services International, Inc. 2007 Stock Incentive Plan.

“Subsea Per Share Merger Cash Consideration” shall have the meaning set forth in Section 4.6(b).

“Subsea Per Share Merger Consideration” shall mean the Subsea Per Share Merger Cash Consideration and the Subsea Per Share Merger Stock Consideration, as applicable.

“Subsea Per Share Merger Stock Consideration” shall have the meaning set forth in Section 4.6(a).

“Subsea Preferred Stock” shall mean the Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of Subsea.

“Subsea Surviving Company” shall have the meaning set forth in Section 4.1.

“Subsidiary” shall mean, when used with reference to any entity, any corporation or other entity a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

“Superior Offer” shall have the meaning set forth in Section 8.2(f)(ii).

“Surviving Companies” shall have the meaning set forth in Section 5.1.

“Tax” shall mean with respect to any Person (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by such Person, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, (b) any liability of such Person for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of such Person for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of such Person for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) and including any amendment thereof filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws relating to any Taxes.

“Tax-Sharing Agreements” shall mean all existing Tax-sharing agreements or arrangements (whether or not written) that are binding on any Combining Company or its Subsidiaries.

“Tender Offer” shall have the meaning set forth in Section 8.1.

“Tenderees” shall have the meaning set forth in Section 8.1.

“Threshold Value” shall have the meaning ascribed to such term in the Triton LLC Agreement.

“Triton” shall have the meaning specified in the opening paragraph hereof.

“Triton Common Units” shall mean the common units of Triton (excluding the Triton Management Units).

“Triton Consent” shall have meaning set forth in Section 9.1(f).

“Triton Dissenting Members” shall have the meaning set forth in Section 5.13.

“Triton Dissenting Units” shall have the meaning set forth in Section 5.13.

“Triton LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of Triton dated as of November 13, 2009, as amended.

“Triton Management Units” shall mean Triton Series A Management Units and Triton Series B Management Units.

“Triton Management Units Merger Consideration” shall mean the Triton Series A Management Units Accredited Consideration, the Triton Series A Management Units Unaccredited Consideration, the Triton Series B Management Units Accredited Consideration and the Triton Series B Management Units Unaccredited Consideration, as applicable.

“Triton Merger” shall have the meaning set forth in the recitals hereof.

“Triton Merger Consideration” shall mean the Triton Per Common Unit Merger Cash Consideration, the Triton Per Common Unit Merger Stock Consideration and the Triton Management Units Merger Consideration, as applicable.

“Triton Merger Sub” shall have the meaning specified in the opening paragraph hereof.

“Triton Per Common Unit Merger Cash Consideration” shall have the meaning set forth in Section 5.7(b).

“Triton Per Common Unit Merger Stock Consideration” shall have the meaning set forth in Section 5.7(a).

“Triton Series A Management Units” shall mean the Triton Management Units designated as “Series A Management Units” under the Triton LLC Agreement.

“Triton Series A Management Units Accredited Consideration” shall have the meaning set forth in Section 5.7(c).

“Triton Series A Management Units Unaccredited Consideration” shall have the meaning set forth in Section 5.7(d).

“Triton Series B Management Units” shall mean the Triton Management Units designated as “Series B Management Units” under the Triton LLC Agreement.

“Triton Series B Management Units Accredited Consideration” shall have the meaning set forth in Section 5.7(e).

“Triton Series B Management Units Unaccredited Consideration” shall have the meaning set forth in Section 5.7(f).

“Triton Surviving Company” shall have the meaning set forth in Section 5.1.

“Triton Surviving Company LLC Agreement” shall have the meaning set forth in Section 5.4.

“Triton Units” shall mean the Triton Common Units and the Triton Management Units.

“U.S. Person” shall have the meaning set forth for such term in Rule 902 of Regulation S promulgated under the Securities Act.

“VE Due Diligence Report” shall mean the Due Diligence Report prepared by Vinson & Elkins LLP, dated as of June 7, 2010, a copy of which has been circulated among the parties hereto prior to the date of this Agreement.

ARTICLE II

THE ALLIED MERGER

Section 2.1 Merger of Allied Merger Sub into Allied. Subject to the provisions of this Agreement, on the Closing Date Allied shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Allied Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA. At the Effective Time, Allied Merger Sub shall merge with and into Allied and the separate existence of Allied Merger Sub shall cease. Allied shall be the surviving entity in the Allied Merger (hereinafter sometimes referred to as the “Allied Surviving Company”) and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Allied Merger.

Section 2.2 Effect of the Allied Merger. The Allied Merger shall have the effects provided for in the DGCL and DLLCA.

Section 2.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Allied Surviving Company shall be amended in its entirety to read as set forth in the form attached hereto as Exhibit J.

Section 2.4 Bylaws. At the Effective Time, the bylaws of the Allied Surviving Company shall be amended in their entirety to read as set forth in the form attached hereto as Exhibit K.

Section 2.5 Officers and Directors. The Board of Allied Merger Sub immediately prior to the Effective Time shall be the board of directors of the Allied Surviving Company immediately following the Effective Time, until their respective successors have been duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Allied Surviving Company. The duly elected officers of Allied who hold office immediately prior to the Effective Time shall be the officers of the Allied Surviving Company and shall thereafter continue to hold such positions until their successors have been duly elected.

Section 2.6 Allied Common Stock.

(a) Each share of Allied Common Stock outstanding immediately prior to the Effective Time that is held by (i) an Accredited Investor or (ii) a Non-U.S. Person (each as certified on such holder’s Allied Consent) shall by virtue of the Allied Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive 0.4623 shares of Forum Common Stock (the “Allied Per Share Merger Stock Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Allied Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Allied Per Share Merger Stock Consideration.

(b) Each share of Allied Common Stock outstanding immediately prior to the Effective Time that is held by a Person not subject to the provisions of Section 2.6(a) or Section 2.6(c) shall by virtue of the Allied Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive $131.42 in cash (the “Allied Per Share Merger Cash Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Allied Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Allied Per Share Merger Cash Consideration.

(c) All shares of Allied Common Stock which immediately prior to the Effective Time are held in the treasury of Allied or owned by Forum or by any Subsidiaries of Allied shall at the Effective Time be cancelled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into Forum Common Stock or cash.

Section 2.7 Allied Preferred Stock. Allied shall take such actions as are necessary to cause the Allied Preferred Stock to be redeemed or repurchased prior to the Effective Time pursuant to the terms of the Allied Certificate of Designations.

Section 2.8 Allied Stock Options. Before the Closing, the Board of Allied (or, if appropriate, any committee of the Board of Allied administering the Allied Option Plan) shall adopt such resolutions or take such other actions as may be required to effect adjustments to the terms of all options outstanding under the Allied Option Plan to provide that each such option outstanding immediately prior to the Effective Time (each, an “Allied Option”) shall be converted as of the Effective Time into an option to purchase the number of shares of Forum Common Stock (rounded down to the nearest whole share) equal to 0.4623 multiplied by the number of shares of Allied Common Stock that could have been obtained immediately prior to the Effective Time upon the exercise of each such option as if such options were fully vested at such time, with an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share for the shares of Allied Common Stock purchasable pursuant to such Allied Option immediately prior to its conversion divided by 0.4623. At the Effective Time, Forum shall assume the Allied Option Plan, with the result that all obligations of Allied under the Allied Option Plan shall be obligations of Forum following the Effective Time.

Section 2.9 Allied Merger Sub Capital Stock. At the Effective Time, by virtue of the Allied Merger and without any action on the part of Allied or Allied Merger Sub or the holders of Capital Stock of either of the foregoing, each unit of Capital Stock of Allied Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Allied Surviving Company.

Section 2.10 Issuance of New Certificates or Payment of Cash.

(a) Each holder of a certificate or certificates representing shares of Allied Common Stock immediately prior to the Effective Time that are being converted in accordance with Section 2.6(a) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 2.10(c), to receive in exchange therefor a certificate or certificates representing the number of shares of Forum Common Stock into which such shares of Allied Common Stock shall have been converted in accordance with Section 2.6 hereof. If any such certificate for Forum Common Stock is to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of Forum Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of Forum that such tax has been paid or is not applicable.

(b) Each holder of a certificate or certificates representing shares of Allied Common Stock immediately prior to the Effective Time that are being converted in accordance with Section 2.6(b) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 2.10(c), to receive in exchange therefor cash in an amount equal to $131.42 per share of Allied Common Stock, without interest thereon.

(c) To determine the consideration to be received by a holder of a certificate or certificates representing shares of Allied Common Stock immediately prior to the Effective Time, each such holder shall, as a prerequisite to obtaining the consideration set forth herein, deliver a completed Allied Consent to Forum certifying whether or not such holder is an Accredited Investor or Non-U.S. Person, and Forum shall be permitted to withhold the payment of any Allied Per Share Merger Consideration to such holder that would otherwise be payable pursuant to the terms of this Agreement pending the delivery by such holder of such certification as to whether or not such holder is an Accredited Investor or a Non-U.S. Person; provided that any such holder who does not deliver such certification within 60 days after the Effective Date may be deemed by Forum, in its sole and absolute discretion, not to be an Accredited Investor or Non-U.S. Person and upon such determination by Forum, subject to Section 2.15, such holder’s shares of Allied Common Stock shall be converted into the Allied Per Share Merger Cash Consideration in accordance with Section 2.6(b).

Section 2.11 Lost Certificates. If any certificate for Allied Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity with respect thereto by the person claiming such certificate to be lost, stolen or destroyed and, if required by Forum, the posting by such person of a bond, in such reasonable amount as Forum may direct, as indemnity against any claim that may be made against it with respect to such certificate, Forum will deliver in exchange for such lost, stolen or destroyed certificate a certificate or certificates representing the number of shares of Forum Common Stock or cash, as applicable, into which such shares of Allied Common Stock shall have been converted into the right to receive in accordance with Section 2.6 hereof.

Section 2.12 No Further Ownership Rights in Allied Common Stock. The Allied Per Share Merger Consideration issued and paid upon the surrender for exchange of shares of Allied Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.6(b) or Section 2.14) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Allied Common Stock. As of the Effective Time, the stock transfer books of Allied shall be deemed closed, and no transfer of shares of Allied

Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated. If, after the Effective Time, a certificate for Allied Common Stock is presented to Forum for any reason, it shall be cancelled and exchanged as provided in Section 2.6 and Section 2.10.

Section 2.13 Certificate Legends.

(a) The certificates evidencing the Forum Common Stock delivered pursuant to Section 2.10 of this Agreement that are being converted in accordance with Section 2.6(a)(i) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(b) The certificates evidencing the Forum Common Stock delivered pursuant to Section 2.10 of this Agreement that are being converted in accordance with Section 2.6(a)(ii) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS STRICTLY PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE HOLDER OF THIS CERTIFICATE MAY NOT ENGAGE IN ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY EXCEPT IN COMPLIANCE WITH THE ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Section 2.14 Fractional Shares. Notwithstanding the foregoing, no fractional shares of Forum Common Stock or scrip shall be issued as a result of the Allied Merger. Instead of any fractional share of Forum Common Stock which would otherwise be issuable as a result of the Allied Merger, Forum shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to $284.29.

Section 2.15 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Allied Common Stock (the “Allied Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not approve the Allied Consent and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Allied Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Allied Per Share Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Allied Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Allied Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Allied Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right with respect to any Allied Dissenting Shares, such shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Allied Per Share Merger Consideration for each such share, in accordance with Section 2.6(a) or Section 2.6(b), as applicable, without any interest thereon. Allied shall give the other Combining Companies prompt notice of any written demands for appraisal for any shares of Allied Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Allied relating to stockholders’ rights of appraisal.

ARTICLE III

THE GLOBAL FLOW MERGER

Section 3.1 Merger of Global Flow Merger Sub into Global Flow. Subject to the provisions of this Agreement, on the Closing Date Global Flow shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Global Flow Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA. At the Effective Time, Global Flow Merger Sub shall merge with and into Global Flow and the separate existence of Global Flow Merger Sub shall cease. Global Flow shall be the surviving entity in the Global Flow Merger (hereinafter sometimes referred to as the “Global Flow Surviving Company”) and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Global Flow Merger.

Section 3.2 Effect of the Global Flow Merger. The Global Flow Merger shall have the effects provided for in the DGCL and the DLLCA.

Section 3.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Global Flow Surviving Company shall be amended in its entirety to read as set forth in the form attached hereto as Exhibit J.

Section 3.4 Bylaws. At the Effective Time, the bylaws of the Global Flow Surviving Company shall be amended in their entirety to read as set forth in the form attached hereto as Exhibit K.

Section 3.5 Officers and Directors. The Board of Global Flow Merger Sub immediately prior to the Effective Time shall be the board of directors of the Global Flow Surviving Company immediately following the Effective Time, until their respective successors have been duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Global Flow Surviving Company. The duly elected officers of Global Flow who hold office immediately prior to the Effective Time shall be the officers of the Global Flow Surviving Company and shall thereafter continue to hold such positions until their successors have been duly elected.

Section 3.6 Global Flow Common Stock.

(a) Each share of Global Flow Common Stock outstanding immediately prior to the Effective Time that is held by (i) an Accredited Investor or (ii) a Non-U.S. Person (each as certified on such holder’s Global Flow Consent) shall by virtue of the Global Flow Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive 0.9886 shares of Forum Common Stock; provided, however, with respect to each such holder of Global Flow Common Stock, a number of shares of Forum Common Stock equal to 14.4% of such shares of Forum Common Stock (rounded down to the nearest whole share) that such holder is entitled to receive shall be held in escrow subject to and delivered only in accordance with Section 3.10 (the “Global Flow Per Share Merger Stock Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Global Flow Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Global Flow Per Share Merger Stock Consideration.

(b) Each share of Global Flow Common Stock outstanding immediately prior to the Effective Time that is held by a Person not subject to the provisions of Section 3.6(a) or Section 3.6(c) shall by virtue of the Global Flow Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive $281.05 in cash (the “Global Flow Per Share Merger Cash Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Global Flow Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Global Flow Per Share Merger Cash Consideration.

(c) All shares of Global Flow Common Stock which immediately prior to the Effective Time are held in the treasury of Global Flow or owned by Forum or by any Subsidiaries of Global Flow shall at the Effective Time be cancelled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into Forum Common Stock or cash.

Section 3.7 Global Flow Preferred Stock. Global Flow shall take such actions as are necessary to cause the Global Flow Preferred Stock to be redeemed or repurchased prior to the Effective Time pursuant to the terms of the applicable Global Flow Certificate of Designations. Each share of Global Flow Series A Preferred Stock outstanding immediately prior to the Effective Time shall by virtue of the Global Flow Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive the Global Flow Per Share Merger Stock Consideration, and each certificate which immediately prior to the Effective Time represented such outstanding shares of Global Flow Series A Preferred Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Global Flow Per Share Merger Stock Consideration (for purposes of clarity, each reference in this Section 3.7 to “Global Flow Per Share Merger Stock Consideration” shall mean after giving effect to the escrow provisions described in Section 3.6(a)).

Section 3.8 Global Flow Stock Options. Before the Closing, the Board of Global Flow (or, if appropriate, any committee of the Board of Global Flow administering the Global Flow Option Plan) shall adopt such resolutions or take such other actions as may be required to effect adjustments to the terms of all options outstanding under the Global Flow Option Plan to provide that each such option outstanding immediately prior to the Effective Time (each, a “Global Flow Option”) shall be converted as of the Effective Time into an option to purchase the number of shares of Forum Common Stock (rounded down to the nearest whole share) equal to 0.9886 multiplied by the number of shares of Global Flow Common Stock that could have been obtained immediately prior to the Effective Time upon the exercise of each such option as if such options were fully vested at such time, with an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share for the shares of Global Flow Common Stock purchasable pursuant to such Global Flow Option immediately prior to its conversion divided by 0.9886. At the Effective Time, Forum shall assume the Global Flow Option Plan, with the result that all obligations of Global Flow under the Global Flow Option Plan shall be obligations of Forum following the Effective Time.

Section 3.9 Global Flow Merger Sub Capital Stock. At the Effective Time, by virtue of the Global Flow Merger and without any action on the part of Global Flow or Global Flow Merger Sub or the holders of Capital Stock of either of the foregoing, each unit of Capital Stock of Global Flow Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Global Flow Surviving Company.

Section 3.10 Issuance of New Certificates or Payment of Cash.

(a) Each holder of a certificate or certificates representing shares of Global Flow Common Stock or Global Flow Series A Preferred Stock immediately prior to the Effective Time that are being converted in accordance with Section 3.6(a) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 3.10(c), to receive in exchange therefor a certificate or certificates representing the number of shares of Forum Common Stock into which such shares of Global Flow Common Stock or Global Flow Series A Preferred Stock shall have been converted in accordance with Section 3.6 hereof; provided, however, that Forum shall cause such certificates representing Forum Common Stock equal to 14.4% of such shares of Forum Common Stock issued to such holder (rounded down to the nearest whole share) to be held in escrow pursuant to the terms of Exhibit 3.10 hereof and any disbursements of such certificates held in escrow shall be made in accordance with Exhibit 3.10 hereof, but only as and when such disbursements are required to be made pursuant to the terms of Exhibit 3.10 hereof. If any such certificate for Forum Common Stock is to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of Forum Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of Forum that such tax has been paid or is not applicable.

(b) Each holder of a certificate or certificates representing shares of Global Flow Common Stock immediately prior to the Effective Time that are being converted in accordance with Section 3.6(b) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 3.10(c), to receive in exchange therefor cash in an amount equal to $281.05 per share of Global Flow Common Stock, without interest thereon.

(c) To determine the consideration to be received by a holder of a certificate or certificates representing shares of Global Flow Common Stock immediately prior to the Effective Time, each such holder shall, as a prerequisite to obtaining the consideration set forth herein, deliver a completed Global Flow Consent to Forum certifying whether or not such holder is an Accredited Investor or Non-U.S. Person, and Forum shall be permitted to withhold the payment of any Global Flow Per Share Merger Consideration to such holder that would otherwise be payable pursuant to the terms of this Agreement, including Exhibit 3.10 hereof, pending the delivery by such holder of such certification as to whether or not such holder is an Accredited Investor or a Non-U.S. Person; provided that any such holder who does not deliver such certification within 60 days after the Effective Date may be deemed by Forum, in its sole and absolute discretion, not to be an Accredited Investor or Non-U.S. Person and upon such determination by Forum, subject to Section 3.15, such holder’s shares of Global Flow Common Stock shall be converted into the Global Flow Per Share Merger Cash Consideration in accordance with Section 3.6(b).

Section 3.11 Lost Certificates. If any certificate for Global Flow Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity with respect thereto by the person claiming such certificate to be lost, stolen or destroyed, and, if required by Forum, the posting by such person of a bond, in such reasonable amount as Forum may direct, as indemnity against any claim that may be made against it with respect to such certificate, Forum will deliver in exchange for such lost, stolen or destroyed certificate a certificate or certificates representing the number of shares of Forum Common Stock or cash, as applicable, into which such shares of Global Flow Common Stock shall have been converted into the right to receive in accordance with Section 3.6 hereof.

Section 3.12 No Further Ownership Rights in Global Flow Common Stock. The Global Flow Per Share Merger Consideration issued and paid upon the surrender for exchange of shares of Global Flow Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.6(b) or Section 3.14) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Global Flow Common Stock. As of the Effective Time, the stock transfer books of Global Flow shall be deemed closed, and no transfer of shares of Global Flow Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated. If, after the Effective Time, a certificate for Global Flow Common Stock is presented to Forum for any reason, it shall be cancelled and exchanged as provided in Section 3.6 and Section 3.10.

Section 3.13 Certificate Legends.

(a) The certificates evidencing the Forum Common Stock delivered pursuant to Section 3.10 of this Agreement that are being converted in accordance with Section 3.6(a)(i) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(b) The certificates evidencing the Forum Common Stock delivered pursuant to Section 3.10 of this Agreement that are being converted in accordance with Section 3.6(a)(ii) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS STRICTLY PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE HOLDER OF THIS

CERTIFICATE MAY NOT ENGAGE IN ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY EXCEPT IN COMPLIANCE WITH THE ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Section 3.14 Fractional Shares. Notwithstanding the foregoing, no fractional shares of Forum Common Stock or scrip shall be issued as a result of the Global Flow Merger. Instead of any fractional share of Forum Common Stock which would otherwise be issuable as a result of the Global Flow Merger, Forum shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to $284.29.

Section 3.15 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Global Flow Common Stock (the “Global Flow Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not approve the Global Flow Consent and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Global Flow Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Global Flow Per Share Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Global Flow Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Global Flow Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Global Flow Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right with respect to any Global Flow Dissenting Shares, such shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Global Flow Per Share Merger Consideration for each such share, in accordance with Section 3.6(a) or Section 3.6(b), as applicable, without any interest thereon. Global Flow shall give the other Combining Companies prompt notice of any written demands for appraisal for any shares of Global Flow Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Global Flow relating to stockholders’ rights of appraisal.

ARTICLE IV

THE SUBSEA MERGER

Section 4.1 Merger of Subsea Merger Sub into Subsea. Subject to the provisions of this Agreement, on the Closing Date Subsea shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Subsea Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA. At the Effective Time, Subsea Merger

Sub shall merge with and into Subsea and the separate existence of Subsea Merger Sub shall cease. Subsea shall be the surviving entity in the Subsea Merger (hereinafter sometimes referred to as the “Subsea Surviving Company”) and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Subsea Merger.

Section 4.2 Effect of the Subsea Merger. The Subsea Merger shall have the effects provided for in the DGCL and the DLLCA.

Section 4.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Subsea Surviving Company shall be amended in its entirety to read as set forth in the form attached hereto as Exhibit J.

Section 4.4 Bylaws. At the Effective Time, the bylaws of the Subsea Surviving Company shall be amended in their entirety to read as set forth in the form attached hereto as Exhibit K.

Section 4.5 Officers and Directors. The Board of Subsea Merger Sub immediately prior to the Effective Time shall be the board of directors of the Subsea Surviving Company immediately following the Effective Time, until their respective successors have been duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Subsea Surviving Company. The duly elected officers of Subsea who hold office immediately prior to the Effective Time, shall be the officers of the Subsea Surviving Company and shall thereafter continue to hold such positions until their successors have been duly elected.

Section 4.6 Subsea Common Stock.

(a) Each share of Subsea Common Stock outstanding immediately prior to the Effective Time that is held by (i) an Accredited Investor or (ii) a Non-U.S. Person (each as certified on such holder’s Subsea Consent) shall by virtue of the Subsea Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive 0.3168 shares of Forum Common Stock (the “Subsea Per Share Merger Stock Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Subsea Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Subsea Per Share Merger Stock Consideration.

(b) Each share of Subsea Common Stock outstanding immediately prior to the Effective Time that is held by a Person not subject to the provisions of Section 4.6(a) or Section 4.6(c) shall by virtue of the Subsea Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive $90.08 in cash (the “Subsea Per Share Merger Cash Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding shares of Subsea Common Stock shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Subsea Per Share Merger Cash Consideration.

(c) All shares of Subsea Common Stock which immediately prior to the Effective Time are held in the treasury of Subsea or owned by Forum or by any Subsidiaries of Subsea shall at the Effective Time be cancelled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into Forum Common Stock or cash.

Section 4.7 Subsea Preferred Stock. Subsea shall take such actions as are necessary to cause the Subsea Preferred Stock to be redeemed or repurchased prior to the Effective Time pursuant to the terms of the Subsea Certificate of Designations.

Section 4.8 Subsea Stock Options. Before the Closing, the Board of Subsea (or, if appropriate, any committee of the Board of Subsea administering the Subsea Option Plan) shall adopt such resolutions or take such other actions as may be required to effect adjustments to the terms of all options outstanding under the Subsea Option Plan to provide that each such option outstanding immediately prior to the Effective Time (each, a “Subsea Option”) shall be converted as of the Effective Time into an option to purchase the number of shares of Forum Common Stock (rounded down to the nearest whole share) equal to 0.3168 multiplied by the number of shares of Subsea Common Stock that could have been obtained immediately prior to the Effective Time upon the exercise of each such option as if such options were fully vested at such time, with an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share for the shares of Subsea Common Stock purchasable pursuant to such Subsea Option immediately prior to its conversion divided by 0.3168. At the Effective Time, Forum shall assume the Subsea Option Plan, with the result that all obligations of Subsea under the Subsea Option Plan shall be obligations of Forum following the Effective Time.

Section 4.9 Subsea Merger Sub Capital Stock. At the Effective Time, by virtue of the Subsea Merger and without any action on the part of Subsea or Subsea Merger Sub or the holders of Capital Stock of either of the foregoing, each unit of Capital Stock of Subsea Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Subsea Surviving Company.

Section 4.10 Issuance of New Certificates or Payment of Cash.

(a) Each holder of a certificate or certificates representing shares of Subsea Common Stock immediately prior to the Effective Time that are being converted in accordance with Section 4.6(a) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 4.10(c), to receive in exchange therefor a certificate or certificates representing the number of shares of Forum Common Stock into which such shares of Subsea Common Stock shall have been converted in accordance with Section 4.6 hereof. If any such certificate for Forum Common Stock is to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of Forum Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of Forum that such tax has been paid or is not applicable.

(b) Each holder of a certificate or certificates representing shares of Subsea Common Stock immediately prior to the Effective Time that are being converted in accordance with Section 4.6(b) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 4.10(c), to receive in exchange therefor cash in an amount equal to $90.08 per share of Subsea Common Stock, without interest thereon.

(c) To determine the consideration to be received by a holder of a certificate or certificates representing shares of Subsea Common Stock immediately prior to the Effective Time, each such holder shall, as a prerequisite to obtaining the consideration set forth herein, deliver a completed Subsea Consent to Forum certifying whether or not such holder is an Accredited Investor or Non-U.S. Person, and Forum shall be permitted to withhold the payment of any Subsea Per Share Merger Consideration to such holder that would otherwise be payable pursuant to the terms of this Agreement pending the delivery by such holder of such certification as to whether or not such holder is an Accredited Investor or a Non-U.S. Person; provided that any such holder who does not deliver such certification within 60 days after the Effective Date may be deemed by Forum, in its sole and absolute discretion, not to be an Accredited Investor or Non-U.S. Person and upon such determination by Forum, subject to Section 4.15, such holder’s shares of Subsea Common Stock shall be converted into the Subsea Per Share Merger Cash Consideration in accordance with Section 4.6(b).

Section 4.11 Lost Certificates. If any certificate for Subsea Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity with respect thereto by the person claiming such certificate to be lost, stolen or destroyed, and, if required by Forum, the posting by such person of a bond, in such reasonable amount as Forum may direct, as indemnity against any claim that may be made against it with respect to such certificate, Forum will deliver in exchange for such lost, stolen or destroyed certificate a certificate or certificates representing the number of shares of Forum Common Stock or cash, as applicable, into which such shares of Subsea Common Stock shall have been converted into the right to receive in accordance with Section 4.6 hereof.

Section 4.12 No Further Ownership Rights in Subsea Common Stock. The Subsea Per Share Merger Consideration issued and paid upon the surrender for exchange of shares of Subsea Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 4.6(b) or Section 4.14) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Subsea Common Stock. As of the Effective Time, the stock transfer books of Subsea shall be deemed closed, and no transfer of shares of Subsea Common Stock that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated. If, after the Effective Time, a certificate for Subsea Common Stock is presented to Forum for any reason, it shall be cancelled and exchanged as provided in Section 4.6 and Section 4.10.

Section 4.13 Certificate Legends.

(a) The certificates evidencing the Forum Common Stock delivered pursuant to Section 4.10 of this Agreement that are being converted in accordance with Section 4.6(a)(i) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(b) The certificates evidencing the Forum Common Stock delivered pursuant to Section 4.10 of this Agreement that are being converted in accordance with Section 4.6(a)(ii) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS STRICTLY PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE HOLDER OF THIS CERTIFICATE MAY NOT ENGAGE IN ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY EXCEPT IN COMPLIANCE WITH THE ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Section 4.14 Fractional Shares. Notwithstanding the foregoing, no fractional shares of Forum Common Stock or scrip shall be issued as a result of the Subsea Merger. Instead of any fractional share of Forum Common Stock which would otherwise be issuable as a result of the Subsea Merger, Forum shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to $284.29.

Section 4.15 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Subsea Common Stock (the “Subsea Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not approve the Subsea Consent and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Subsea Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Subsea Per Share Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Subsea Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Subsea Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Subsea Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right with respect to any Subsea Dissenting Shares, such shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Subsea Per Share Merger Consideration for each such share, in accordance with Section 4.6(a) or Section 4.6(b), as applicable, without any interest thereon. Subsea shall give the other Combining Companies prompt notice of any written demands for appraisal for any shares of Subsea Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Subsea relating to stockholders’ rights of appraisal.

ARTICLE V

THE TRITON MERGER

Section 5.1 Merger of Triton Merger Sub into Triton. Subject to the provisions of this Agreement, on the Closing Date Triton shall file with the Secretary of State of the State of Delaware a certificate of merger with respect to the Triton Merger, executed in accordance with the relevant provisions of the DLLCA. At the Effective Time, Triton Merger Sub shall merge with and into Triton and the separate existence of Triton Merger Sub shall cease. Triton shall be the surviving entity in the Triton Merger (hereinafter sometimes referred to as the “Triton Surviving Company” and together with the Allied Surviving Company, the Global Flow Surviving Company, and the Subsea Surviving Company, the “Surviving Companies”) and its separate limited liability company existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Triton Merger.

Section 5.2 Effect of the Triton Merger. The Triton Merger shall have the effects provided for in the DLLCA.

Section 5.3 Certificate of Formation. At the Effective Time, the Certificate of Formation of the Triton Surviving Company shall be the certificate of formation of Triton as in effect immediately prior to the Effective Time.

Section 5.4 Limited Liability Company Agreement. At the Effective Time, the Fourth Amended and Restated Limited Liability Company Agreement of the Triton Surviving Company in the form attached hereto as Exhibit L shall by virtue of the Triton Merger be automatically adopted as the limited liability company agreement of the Triton Surviving Company (the “Triton Surviving Company LLC Agreement”).

Section 5.5 Officers and Directors. The Board of Triton Merger Sub immediately prior to the Effective Time shall be the board of managers of the Triton Surviving Company immediately following the Effective Time, until their respective successors have been duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and the Triton Surviving Company LLC Agreement. The duly elected officers of Triton who hold office immediately prior to the Effective Time, shall be the officers of the Triton Surviving Company and shall thereafter continue to hold such positions until their successors have been duly elected.

Section 5.6 Membership Units of Triton Merger Sub. The common unit of Triton Merger Sub outstanding immediately prior to the Effective Time shall by virtue of the Triton Merger be converted into the 100% membership interest of the Triton Surviving Company and the holder of such common unit shall be automatically admitted as a member of the Triton Surviving Company with respect to such membership interest and shall be bound by the Triton Surviving Company LLC Agreement without any requirement that such holder execute the Triton Surviving Company LLC Agreement.

Section 5.7 Triton Units.

(a) Each Triton Common Unit outstanding immediately prior to the Effective Time that is held by (i) an Accredited Investor or (ii) a Non-U.S. Person (each as certified on such holder’s Triton Consent) shall by virtue of the Triton Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive 0.3562 shares of Forum Common Stock (the “Triton Per Common Unit Merger Stock Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding Triton Common Units shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Triton Per Common Unit Merger Stock Consideration.

(b) Each Triton Common Unit outstanding immediately prior to the Effective Time that is held by a Person not subject to the provisions of Section 5.7(a) or Section 5.7(h) shall by virtue of the Triton Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive $101.26 in cash (the “Triton Per Common Unit Merger Cash Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding Triton Common Units shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Triton Per Common Unit Merger Cash Consideration.

(c) Each Triton Series A Management Unit outstanding immediately prior to the Effective Time that is held by (i) an Accredited Investor who at the Closing is an employee, officer, manager or director of Triton or its Subsidiaries or (ii) a Non-U.S.

Person (each as certified on such holder’s Triton Consent) shall by virtue of the Triton Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive (A) $52.66 in cash, (B) an option to purchase 0.25 shares of Forum Common Stock (rounded down to the nearest whole share) at an exercise price of $284.29 per share of Forum Common Stock and (C) (1) to the extent such Triton Series A Management Unit is vested pursuant to its terms, 0.1710 shares of Forum Common Stock (rounded down to the nearest whole share) and (2) to the extent such Triton Series A Management Unit is not vested pursuant to its terms, 0.1710 shares of restricted Forum Common Stock (rounded down to the nearest whole share) (the consideration set forth in clauses (A), (B) and (C) above, the “Triton Series A Management Units Accredited Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding Triton Series A Management Units shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Triton Series A Management Units Accredited Consideration.

(d) Each Triton Series A Management Unit outstanding immediately prior to the Effective Time that is held by a Person not subject to the provisions of Section 5.7(c) shall by virtue of the Triton Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive $101.26 in cash (the “Triton Series A Management Units Unaccredited Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding Triton Series A Management Units shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Triton Series A Management Units Unaccredited Consideration.

(e) Each Triton Series B Management Unit outstanding immediately prior to the Effective Time that is held by (i) an Accredited Investor who at the Closing is an employee, officer, manager or director of Triton or its Subsidiaries or (ii) a Non-U.S. Person (each as certified on such holder’s Triton Consent) shall by virtue of the Triton Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive an option to purchase 0.4809 shares of Forum Common Stock (rounded down to the nearest whole share) at an exercise price per share (rounded down to the nearest whole cent) equal to the Threshold Value for such Triton Series B Management Unit immediately prior to the Effective Time divided by 0.3562 (the “Triton Series B Management Units Accredited Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding Triton Series B Management Units shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Triton Series B Management Units Accredited Consideration.

(f) Each Triton Series B Management Unit outstanding immediately prior to the Effective Time that is held by a Person not subject to the provisions of Section 5.7(e) shall by virtue of the Triton Merger and without any further action by the holder thereof cease to be outstanding and shall be converted into the right to receive an amount in cash equal to (A) with respect to a Triton Series B Management Unit with a Threshold Value of $160, $21.70 and (B) with respect to a Triton Series B Management Unit with a Threshold Value of $180, $18.25 (collectively, the “Triton Series B Management Units

Unaccredited Consideration”), and each certificate which immediately prior to the Effective Time represented such outstanding Triton Series B Management Units shall at and after the Effective Time be deemed for all purposes to represent the right to receive the Triton Series B Management Units Unaccredited Consideration.

(g) Any restricted Forum Common Stock or options to purchase shares of Forum Common Stock to be issued as Triton Management Units Merger Consideration shall be issued pursuant to, and governed by, the LTIP and Forum’s customary form of restricted stock agreement or stock option agreement, as applicable, in effect at the Effective Time and the vesting provisions of such restricted Forum Common Stock and options to purchase Forum Common Stock shall be determined in accordance with such standard forms; provided, however, that the vesting schedules in such standard forms that are based upon years of service shall be revised to conform to the years of service vesting schedule (including the crediting of service from the date of grant of the Triton Management Unit) contained in the documents governing the applicable Triton Management Unit; provided further, however, that the period of time during which the vested portion of any such option may be exercised shall not expire prior to the earliest of (i) the fifth anniversary of the termination of such option holder’s service provider relationship with Forum or its Subsidiaries (or if such holder is not such a service provider at the Effective Time, then the fifth anniversary of the Closing), (ii) the first anniversary of the first date that such option becomes exercisable for Public Stock and/or cash and (iii) the standard term of such option;

(h) All Triton Common Units which immediately prior to the Effective Time are owned by Forum or by any Subsidiaries of Triton shall at the Effective Time be cancelled and retired and cease to exist, without the payment of any consideration therefor or any conversion thereof into Forum Common Stock or cash.

Section 5.8 Issuance of New Certificates or Payment of Cash.

(a) Each holder of a certificate or certificates representing Triton Units immediately prior to the Effective Time that are being converted into Forum Common Stock in accordance with Section 5.7 may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 5.8(d), to receive in exchange therefor a certificate or certificates representing the number of shares of Forum Common Stock into which such Triton Units shall have been converted in accordance with Section 5.7 hereof. If any such certificate for Forum Common Stock is to be issued in a name other than that in which the surrendered certificate is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of such issuance of certificates of Forum Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall have established to the satisfaction of Forum that such tax has been paid or is not applicable.

(b) Each holder of a certificate or certificates representing Triton Units immediately prior to the Effective Time that are being converted into cash in accordance with Section 5.7 may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 5.8(d), to receive in exchange therefor cash in such amounts as set forth in Section 5.7, without interest thereon.

(c) Each holder of a certificate or certificates representing Triton Management Units immediately prior to the Effective Time that are being converted into the right to receive options to purchase shares of Forum Common Stock in accordance with Section 5.7(c) or Section 5.7(e) may thereafter surrender such certificate or certificates and shall be entitled, upon such surrender and the delivery of the certification required by Section 5.8(d), to receive in exchange therefor an award agreement representing the number of options to purchase Forum Common Stock into which such Triton Management Units shall have been converted in accordance with Section 5.7(c) or Section 5.7(e) hereof.

(d) To determine the consideration to be received by a certificate or certificates representing shares of Triton Units immediately prior to the Effective Time, each such holder shall, as a prerequisite to obtaining the consideration set forth herein, deliver a completed Triton Consent to Forum certifying whether or not such holder is an Accredited Investor or Non-U.S. Person, and Forum shall be permitted to withhold the payment of any Triton Merger Consideration to such holder that would otherwise be payable pursuant to the terms of this Agreement pending the delivery by such holder of such certification as to whether or not such holder is an Accredited Investor or a Non-U.S. Person; provided that any such holder who does not deliver such certification within 60 days after the Effective Date may be deemed by Forum, in its sole and absolute discretion, not to be an Accredited Investor or Non-U.S. Person and upon such determination by Forum, subject to Section 5.13, such holder’s Triton Units shall be converted into the Triton Per Common Unit Merger Cash Consideration, the Triton Series A Management Units Unaccredited Consideration or the Triton Series B Management Units Unaccredited Consideration, as applicable in accordance with Section 5.7(b), Section 5.7(d) and Section 5.7(f), respectively.

Section 5.9 Lost Certificates. If any certificate for Triton Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and an indemnity with respect thereto by the person claiming such certificate to be lost, stolen or destroyed, and, if required by Forum, the posting by such person of a bond, in such reasonable amount as Forum may direct, as indemnity against any claim that may be made against it with respect to such certificate, Forum will deliver in exchange for such lost, stolen or destroyed certificate a certificate or certificates representing the number of shares of Forum Common Stock or cash, as applicable, into which such Triton Units shall have been converted into the right to receive in accordance with Section 5.6 hereof.

Section 5.10 No Further Ownership Rights in Triton Units. The Triton Merger Consideration issued and paid upon the surrender for exchange of Triton Units in accordance with the terms hereof (including any cash paid pursuant to Section 5.7(b), Section 5.7(d), Section 5.7(f) or Section 5.12) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Triton Units. As of the Effective Time, the transfer books of Triton shall be deemed closed, and no transfer of Triton Units that were outstanding immediately prior to the Effective Time shall thereafter be made or consummated. If, after the Effective Time, a certificate for Triton Units is presented to Forum for any reason, it shall be cancelled and exchanged as provided in Section 5.7 and Section 5.9.

Section 5.11 Certificate Legends.

(a) The certificates evidencing the Forum Common Stock delivered pursuant to Section 5.8 of this Agreement that are being converted in accordance with Section 5.7(a)(i) or Section 5.7(c)(i) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

(b) The certificates evidencing the Forum Common Stock delivered pursuant to Section 5.8 of this Agreement that are being converted in accordance with Section 5.7(a)(ii) or Section 5.7(c)(ii) of this Agreement shall bear a legend substantially in the form set forth below and containing such other information as Forum may deem necessary or appropriate:

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS STRICTLY PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PURSUANT TO REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE HOLDER OF THIS CERTIFICATE MAY NOT ENGAGE IN ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY EXCEPT IN COMPLIANCE WITH THE ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED STOCKHOLDERS

AGREEMENT OF THE COMPANY AND SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE COMPANY, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Section 5.12 Fractional Shares. Notwithstanding the foregoing, no fractional shares of Forum Common Stock or scrip shall be issued as a result of the Triton Merger. Instead of any fractional share of Forum Common Stock which would otherwise be issuable as a result of the Triton Merger, Forum shall pay a cash adjustment in respect of such fractional interest in a per share amount equal to $284.29.

Section 5.13 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, appraisal rights shall be available to the holders of Triton Units that are issued and outstanding immediately prior to the Effective Time in the same manner and in the same circumstances as would be available to them as stockholders of a Delaware corporation under Section 262 of the DGCL if Triton were a Delaware corporation. The procedures set forth in Section 262 of the DGCL, including those contained in subsections (d) and (e) thereof, shall constitute the procedures for appraisal rights hereunder and shall apply as nearly as practicable. In accordance with the grant of authority to the Court of Chancery of the State of Delaware in Section 18-210 of the DLLCA, the Court of Chancery shall have the power and authority to determine the members (the “Triton Dissenting Members”) entitled to appraisal and to appraise the fair value of such Triton Units held by the Triton Dissenting Members (the “Triton Dissenting Units”). Any Triton Dissenting Units shall not be converted into or be exchangeable for the right to receive the applicable Triton Merger Consideration, but instead such member shall be entitled to payment of the fair value of such Triton Units in accordance with the foregoing. If any Triton Dissenting Member shall have failed to perfect or shall have effectively withdrawn or lost such right with respect to any Triton Dissenting Units, such Triton Units shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable Triton Merger Consideration for each such unit, in accordance with the applicable subsection of Section 5.7, without any interest thereon. Triton shall give the other Combining Companies prompt notice of any written demands for appraisal for any Triton Units, attempted withdrawals of such demands and any other instruments served pursuant to the foregoing and received by Triton relating to this Section 5.13.

ARTICLE VI

CLOSING

Section 6.1 Time and Place. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas 77002 at 10:00 a.m., Houston time, immediately following the satisfaction or waiver of the conditions contained in Article IX or at such other place or time as the parties hereto may mutually agree. The date of the Closing is referred to herein as the “Closing Date.”

Section 6.2 Deliveries at Closing. Subject to the provisions of Article IX hereof, at the Closing there shall be delivered the documents required to be delivered pursuant to Article IX hereof.

Section 6.3 Withholding. Notwithstanding any other provision of this Agreement, Forum, the Merger Subs and each Combining Company shall be entitled to deduct and withhold from amounts payable under this Agreement such amounts as are required to be deducted or withheld under applicable Laws for or on account of any Tax. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of whom such deduction or withholding was made.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF COMBINING COMPANIES

Each Combining Company represents and warrants to each other Combining Company (but not to SCF) that the statements contained in this Article VII, to the extent such statements relate to such Combining Company and its Subsidiaries, are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in (a) the Disclosure Letter (which is numbered to refer to the sections contained in this article) delivered by each Combining Company to each other Combining Company on the date hereof, (b) the VE Due Diligence Report or (c) any documents contained in, or made available via, the Dataroom. For the avoidance of doubt, the representations and warranties contained in Section 7.25 hereof are made solely by Forum and no other Combining Company.

Section 7.1 Organization; Qualification.

(a) Each of Forum, Allied, Global Flow and Subsea is a corporation duly organized under the DGCL and is validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Forum, Allied, Global Flow and Subsea is an entity duly organized under the jurisdiction of its formation and is validly existing and in good standing under the laws of such jurisdiction. Each of Forum, Allied, Global Flow and Subsea and each Subsidiary of Forum, Allied, Global Flow and Subsea has all requisite corporate or entity power and authority to own, operate or lease its respective properties and to carry on its respective business as now being conducted. Each of Forum, Allied, Global Flow and Subsea and each Subsidiary of Forum, Allied, Global Flow and Subsea is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Forum, Allied, Global Flow or Subsea, respectively.

(b) Triton is a limited liability company duly organized under the DLLCA and is validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Triton is an entity duly organized under the jurisdiction of its formation and is validly existing and in good standing under the laws of such jurisdiction. Triton and each Subsidiary of Triton has all requisite corporate, limited liability company, or other entity power and authority (as applicable) to own, operate or lease its properties and to carry on its business as now being conducted. Triton and each Subsidiary of Triton is duly qualified to do business as a foreign corporation, limited liability company or other entity (as applicable) and is in good standing in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualifications necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Triton.

Section 7.2 Subsidiaries. Except as set forth in Section 7.2 of the Disclosure Letter, such Combining Company does not own any Capital Stock or other equity or ownership or proprietary interest in any Person.

Section 7.3 Capitalization.

(a) The authorized Capital Stock of Allied consists of 1,000,000 shares of Allied Common Stock, of which 281,670 shares are issued and outstanding as of the date of this Agreement, and 100,000 shares of preferred stock, par value $0.01 per share, 1,000 shares of which are designated as Allied Preferred Stock, of which 624 shares are issued and outstanding as of the date of this Agreement.

(b) The authorized Capital Stock of Global Flow consists of 1,000,000 shares of Global Flow Common Stock, of which 123,539 shares are issued and outstanding as of the date of this Agreement, and 500,000 shares of preferred stock, par value $0.001 per share, 262,000 of which are designated as Series A Preferred Stock, 100,000 shares of which are designated as Series B Preferred Stock, 47,000 shares of which are designated as Series C Preferred Stock, and 62,000 shares of which are designated as Series D Preferred Stock, of which 62,000, 65,000, 35,000 and 62,000 shares are issued and outstanding, respectively, as of the date of this Agreement.

(c) The authorized Capital Stock of Subsea consists of 600,000 shares of Subsea Common Stock, of which 189,149 shares are issued and outstanding as of the date of this Agreement, and 10,000 shares of preferred stock, par value $0.01 per share, 5,500 shares of which are designated as Subsea Preferred Stock, of which 5,500 shares are issued and outstanding as of the date of this Agreement.

(d) The authorized Capital Stock of Forum consists of 1,000,000 shares of Forum Common Stock, of which 722,949 shares are issued and outstanding as of the date of this Agreement, and 10,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement.

(e) The authorized membership units in Triton consists of 1,250,000 Triton Units, of which 827,219 Triton Units are issued and outstanding as of the date of this Agreement, 785,887 of which are designated as Triton Common Units, 28,273 of which are designated as Series A Management Units (18,295 of which have a Threshold Value of $100.00, 2,452 of which have a Threshold Value of $195.00 and 7,526 of which have a Threshold Value of $235.00) and 13,059 of which are designated as Series B Management Units (1,868 of which have a Threshold Value of $125.00, 7,340 of which have a Threshold Value of $160.00 and 3,851 of which have a Threshold Value of $180.00) as of the date of this Agreement.

(f) The issued and outstanding shares or units, as applicable, of such Combining Company’s Capital Stock are, as of the date of this Agreement, owned of record by the persons and in the amounts set forth in Section 7.3 of the Disclosure Letter. All of the outstanding shares or units, as applicable, of such Combining Company’s Capital Stock, and all of the outstanding shares or units, as applicable, of the Capital Stock of each Subsidiary of such Combining Company are duly authorized, validly issued, fully paid and nonassessable and were issued free of the preemptive rights of any Person and in compliance with applicable corporate and securities Laws. Except as set forth on Section 7.3 of the Disclosure Letter, all of the outstanding Capital Stock of each Subsidiary of such Combining Company is owned legally and beneficially, directly or indirectly, by such Combining Company as set forth in Section 7.3 of the Disclosure Letter. Except as set forth in Section 7.3 of the Disclosure Letter, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating such Combining Company or any Subsidiary of such Combining Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Capital Stock of such Combining Company or any Subsidiary of such Combining Company or obligating such Combining Company or any Subsidiary of such Combining Company to grant, extend or enter into any such agreement or commitment. Other than as set forth in Section 7.3 of the Disclosure Letter, there are no outstanding contractual obligations, commitments, understandings or arrangements of such Combining Company or any Subsidiary of such Combining Company to purchase, redeem or otherwise acquire or make any payment in respect of or register under federal or state securities laws any shares of Capital Stock of such Combining Company or any Subsidiary of such Combining Company.

Section 7.4 Authority, Authorization and Enforceability. Such Combining Company has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Combining Company of this Agreement and each instrument required hereby to be executed and delivered by it and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board of such Combining Company, upon the recommendation (other than Allied) of the Committee of such Combining Company, and no other corporate or limited liability company, as applicable, proceedings, other than the approval of the stockholders or members, as applicable, of such Combining Company contemplated by Section 9.1(c)-(g) hereof, are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and each instrument required hereby have been duly executed and delivered by such Combining Company and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute the valid and legally binding obligations of such Combining Company, enforceable against such Combining Company in accordance with their terms, except that (a) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally, and to general equity principles (whether applied in a proceeding at law or in equity), and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 7.5 Financial Statements. The historical financial statements of such Combining Company (including the related notes) posted in the Dataroom (including the Latest Allied Balance Sheet, the Latest Global Flow Balance Sheet, the Latest Forum Balance Sheet, the Latest Subsea Balance Sheet and the Latest Triton Balance Sheet, as applicable, such Combining Company’s “Financial Statements”) are (a) with respect to the Combining Companies other than Triton, the audited balance sheets of such Combining Company at December 31, 2008 and 2009 and the related audited statements of income and cash flows for the years then ended and (b) with respect to Triton, the unaudited balance sheet of Triton at December 31, 2009 and the related unaudited statements of income and cash flows for the years then ended and the audited balance sheet of Triton at December 31, 2008 and the related audited statements of income and cash flows for the year then ended. Such Combing Company’s Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with respect to such Combining Company and fairly present in all material respects the consolidated financial position of such Combining Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in financial position of such Combining Company and its Subsidiaries for the periods indicated.

Section 7.6 No Undisclosed Liabilities. Such Combining Company, together with its Subsidiaries, has not incurred any liabilities of any nature that are material, individually or in the aggregate, in relation to the business of such Combining Company and its Subsidiaries, taken as a whole (whether accrued, absolute, contingent or otherwise) other than (a) liabilities fully provided for in such Combining Company’s Financial Statements (including the footnotes thereto), (b) liabilities that are specifically set forth in Section 7.6 of the Disclosure Letter, (c) other liabilities incurred by such Combining Company or its Subsidiaries since December 31, 2009 in the ordinary course of business consistent with past practices and (d) other liabilities that otherwise would not reasonably be expected to have a Material Adverse Effect.

Section 7.7 No Violation. Except as set forth in Section 7.7 of the Disclosure Letter, neither the execution and delivery by such Combining Company of this Agreement or any instrument required hereby to be executed and delivered by such Combining Company at the Closing nor the performance by such Combining Company of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of such Combining Company or any of its Subsidiaries under (i) any Law, regulation or order of any Governmental Authority applicable to such Combining Company or any of its Subsidiaries, (ii) such Combining Company’s or any of its Subsidiaries’ organizational documents, including its certificate or articles of incorporation and bylaws or other organizational documents, each as amended or restated, or (iii) any Material Contract of such Combining Company, or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section 7.7, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 7.8 Compliance with Laws; Permits.

(a) Except as set forth in Section 7.8(a) of the Disclosure Letter, such Combining Company and its Subsidiaries are in compliance with all applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 7.8(a) of the Disclosure Letter, neither such Combining Company nor any of its Subsidiaries has received notice of any violation of any Law, or any potential liability under any Law, relating to the operation of its business or to any of its assets, operations, processes, results or products, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Each Combining Company or its Subsidiary holds each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) required to be issued and held to carry on its business as currently conducted and which is material to the business, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 7.8(b) of the Disclosure Letter, such Combining Company or the relevant Subsidiary of such Combining Company, as applicable, is the authorized legal holder of such Permits, and each such Permit is valid and in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect. Neither such Combining Company nor the relevant Subsidiary of such Combining Company, as applicable, is in default under, and to the Knowledge of such Combining Company, no condition exists that with notice or lapse of time or both could constitute a default or could give rise to a right of termination, cancellation or acceleration under, any such Permit, except as would not reasonably be expected to have a Material Adverse Effect.

Section 7.9 Litigation.

(a) Except as set forth in Section 7.9(a) of the Disclosure Letter, there are no actions, suits or proceedings pending or, to the Knowledge of such Combining Company, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against such Combining Company or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 7.9(a) of the Disclosure Letter, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against such Combining Company or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

(b) All claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending or, to the Knowledge of such Combining Company, threatened, against such Combining Company or any of its Subsidiaries are listed or described in Section 7.9(b) of the Disclosure Letter, except as would not reasonably be expected to have a Material Adverse Effect.

Section 7.10 [Reserved].

Section 7.11 Title to Assets. Except for inventory disposed of in the ordinary course of business consistent with past practices, assets such as accounts receivable which have been converted into other assets in the ordinary course of business, assets such as prepaid insurance that have dissipated over time in the ordinary course of business, and disposal of other assets with an aggregate fair market value not exceeding $1,000,000, such Combining Company or one of its Subsidiaries owns, or in the case of leased property has valid leasehold interests in, the property and assets (whether real or personal, tangible or intangible) reflected in such Combining Company’s Financial Statements or acquired after December 31, 2009, free and clear of all Liens, except for Permitted Liens and Liens set forth in Section 7.11 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect.

Section 7.12 Tax Matters. Except as set forth in Section 7.12 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required to be filed by or on behalf of such Combining Company or any of its Subsidiaries have been filed on a timely basis in accordance with the applicable Laws;

(b) such Combining Company and each of its Subsidiaries, as applicable, have paid all Taxes due and owing from them in accordance with applicable Laws;

(c) no claim has ever been made by a Governmental Authority in a jurisdiction where such Combining Company or any of its Subsidiaries does not file Tax Returns that such Combining Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction;

(d) all Taxes that such Combining Company or its Subsidiaries has been required by applicable Laws to withhold, collect or deposit have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;

(e) there are no Liens with respect to Taxes on the assets of such Combining Company or any of its Subsidiaries, other than Permitted Liens;

(f) there are no pending or, to the Knowledge of such Combining Company, threatened actions or proceedings by a Governmental Authority relating to the assessment or collection of Taxes against such Combining Company or any of its Subsidiaries;

(g) neither such Combining Company nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by such Combining Company or any of its Subsidiaries of any “excess parachute payment” within the meaning of Section 280G of the Code;

(h) neither such Combining Company nor any of its Subsidiaries has been included in any consolidated, combined or unitary Tax Return and has no liability for any Taxes of any Person (other than such Combining Company or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or similar provisions of state, local or foreign law) as a transferee or successor, by contract or otherwise;

(i) neither such Combining Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax-Sharing Agreement and has no contractual obligation to indemnify any other person with respect to Taxes;

(j) no assets of such Combining Company or any Subsidiary of such Combining Company are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or “tax-exempt bond-financed property” within the meaning of Section 168(g)(5) of the Code;

(k) the unpaid Taxes of such Combining Company and its Subsidiaries as of December 31, 2009 did not exceed in any material respect the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income and any other amounts reflected in deferred Taxes) on such Combining Company’s Financial Statements;

(l) neither such Combining Company nor any of its Subsidiaries will be required to include any amount in income on or after the Closing Date with respect to transactions occurring prior to the Closing Date, as a result of an installment sale, distribution of stock intended to qualify for nonrecognition of gain or loss under Section 355 of the Code, the application of the completed contract or long-term method of accounting or any other similar method of accounting or change in an accounting method (including, without limitation under Section 481(a) of the Code);

(m) such Combining Company and its Subsidiaries use the accrual method of accounting for all relevant Tax accounting purposes;

(n) with respect to each such Combining Company other than Triton, such Combining Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and with respect to Triton, no Subsidiary of Triton is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii); and

(o) neither such Combining Company nor any of its Subsidiaries has participated in any listed transaction required to be disclosed under Treas. Reg. § 1.6011-4.

Section 7.13 Intellectual Property. Except as set forth in Section 7.13 of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect:

(a) Such Combining Company and/or its Subsidiaries own and possess all right, title, and interest in, free and clear of all Liens (other than license agreements executed in the ordinary course of business and Permitted Liens), or have a right to use, all of the material Intellectual Property Rights necessary for the conduct of their respective businesses.

(b) To the Knowledge of such Combining Company, the conduct of the business by such Combining Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any third party. There is no claim, suit, action or proceeding that is either pending or, to the Knowledge of such Combining Company, threatened, that, in either case, involves a claim of infringement by such Combining Company or any of its Subsidiaries of any Intellectual Property Rights of any third party, or challenging such Combining Company’s or any of its Subsidiaries’, as applicable, ownership, right to use, or the validity of any Intellectual Property Right of such Combining Company or any of its Subsidiaries.

(c) No Intellectual Property Right of such Combining Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by such Combining Company or its Subsidiaries, as applicable, or restricting the licensing thereof by such Combining Company or its Subsidiaries, as applicable to any Person, other than with respect to standard and customary restrictions associated with commercially available third party software to which such Combining Company or its Subsidiaries has a valid right to use in connection with their businesses;

(d) Neither such Combining Company nor its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right; and

(e) Such Combining Company or its Subsidiaries, as applicable, have duly maintained all registrations for their respective Intellectual Property Rights.

Section 7.14 Environmental Matters.

(a) Except as set forth in Section 7.14(a) of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect:

(i) Neither such Combining Company nor any of its Subsidiaries have, and to the Knowledge of such Combining Company no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released on, such Combining Company’s real property any Constituents of Concern, except in compliance in all material respects with Environmental Laws;

(ii) Neither such Combining Company nor any of its Subsidiaries have disposed of Constituents of Concern generated at such Combining Company’s real property to any off-site facility except in compliance in all material respects with Environmental Laws;

(iii) Such Combining Company and its Subsidiaries has each been and are in compliance in all material respects with (A) Environmental Laws and (B) the requirements of Environmental Permits with respect to such Combining Company’s real property;

(iv) There are no pending or, to the Knowledge of such Combining Company, threatened Environmental Claims against such Combining Company or any of its Subsidiaries or such Combining Company’s real property, and such Combining Company has no Knowledge of any facts, circumstances, conditions or occurrences regarding such Combining Company’s or any of its Subsidiaries’ operations or with respect to such Combining Company’s real property that could reasonably be expected to form the basis of a material Environmental Claim against such Combining Company or its Subsidiaries;

(v) To the Knowledge of such Combining Company, no Environmental Conditions exist on such Combining Company’s real property;

(vi) None of such Combining Company, its Subsidiaries and such Combining Company’s real property is listed or, to the Knowledge of such Combining Company, proposed for listing on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and neither such Combining Company nor any of its Subsidiaries has received any requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent; and

(vii) Such Combining Company and its Subsidiaries each have obtained all required Environmental Permits material to its business. Except as set forth in Section 7.14(a)(vii) of the Disclosure Letter, no such Environmental Permits are nontransferable or require consent, notification or other action by a Governmental Authority to remain in full force and effect following the consummation of the transactions contemplated hereby.

(b) Notwithstanding any other provision of this Agreement to the contrary, these representations and warranties in this Section 7.14 shall be the sole and exclusive representations and warranties concerning Environmental Claims, Environmental Conditions, Environmental Laws or Environmental Permits as those terms may apply to the Combining Companies, any of their Subsidiaries or such Combining Company’s real property.

Section 7.15 Benefit Plans.

(a) Each Benefit Plan (and each related trust, insurance contract or fund) sponsored, maintained, provided or contributed to by a Combining Company or any ERISA Affiliate of such Combining Company complies in form and in operation with the requirements of applicable Laws including, where applicable, ERISA and the Code, except as would not reasonably be expected to have a Material Adverse Effect. The Combining Company and its ERISA Affiliates have substantially performed all obligations, whether arising by operation of applicable Laws or by contract, required to be performed by them in connection with such Benefit Plans, and to the Knowledge of the Combining Company, there have been no defaults or violations by any other party to such Benefit Plans. Each such Benefit Plan has been administered and operated in compliance with its governing documents and applicable Laws. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Combining Company, threatened against, or with respect to, any of such Benefit Plans or their assets. All contributions, premiums or payments required to be made with respect to such Benefit Plans (including those required pursuant to the terms of such Benefit Plans and the provisions of applicable Laws) have been timely made, and all contributions, premiums or payments that are not yet due but should be accrued in accordance with GAAP do not exceed in any material respect the reserve for such amounts on such Combining Company’s Financial Statements. No act, omission or transaction has occurred which would result in imposition on the Combining Company or any of its ERISA Affiliates of: (i) breach of fiduciary duty liability damages under Section 409 of ERISA; (ii) a civil penalty assessed pursuant to Section 502 of ERISA; or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. To the Knowledge of the Combining Company, there is no matter pending (other than routine qualification determination filings) with respect to any of such Benefit Plans before the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

(b) Each such Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and the exempt status of any related trust under Section 501(a) of the Code or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Combining Company, there is no fact or circumstance that exists that could reasonably be expected to give rise to the revocation of such qualified status or exempt status. No such Benefit Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. Neither the Combining Company nor any of its ERISA Affiliates contributes to or has any obligation to contribute to, and no such Benefit Plan is, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(c) Except as set forth in Section 7.15(c) of the Disclosure Letter, with respect to each such Benefit Plan, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any participant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any participant or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(d) Except as set forth in Section 7.15(d) of the Disclosure Letter or for policies generally available to the employees of such Combining Company and its Subsidiaries, none of such Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or provides for or, except to the extent required by Law, promises retiree medical or retiree life insurance benefits to any current or former employee, officer or director of such Combining Company or any of its Subsidiaries.

(e) There has been no amendment to, written interpretation of, announcement (whether or not written) by such Combining Company or any ERISA Affiliate thereof relating to, or change in employee participation or coverage under, any such Benefit Plan that, to the Knowledge of such Combining Company, would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof, other than in the ordinary course of business.

(f) Each such Benefit Plan is either not a deferred compensation plan subject to the requirements of Section 409A of the Code or has been established, maintained and operated in compliance with the provisions of Section 409A of the Code. No Person providing services to the Combining Company or any of its Subsidiaries is entitled to a tax gross-up or similar payment for any tax or interest that may be due under Section 409A of the Code.

(g) Each such Benefit Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) No such Benefit Plan that is a Foreign Plan is a defined benefit pension plan or a similar type of accrual-based plan. With respect to each Benefit Plan of such Combining Company or its ERISA Affiliates that is a Foreign Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the Financial Statements of such Combining Company or its Subsidiaries. Except as set forth in Section 7.15(h) of the Disclosure Letter, the contribution and benefit liabilities of such Combining Company or any of its Subsidiaries respecting each such Foreign Plan are fully funded based upon applicable accounting, valuation and/or actuarial methodology contained in the most recent accounting, valuation and/or actuarial report respecting such Foreign Plan.

Section 7.16 Material Contracts.

(a) Each Combining Company has made available to the others each Contract to which it is a party that is of a type described below (any such contract, a “Material Contract”):

(i) any lease (whether of real or personal property, but excluding personal property leases with annual rental obligations of $1,000,000 or less or that may be terminated without penalty within 90 days or less);

(ii) except pursuant to purchase orders issued in the ordinary course of business, any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments of $1,000,000 or more in 2010;

(iii) any sales, distribution or other similar agreement providing for the sale by such Combining Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provided for aggregate payments to such Combining Company or any of its Subsidiaries of $1,000,000 or more in 2010;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any Contract pursuant to which any third party has rights to own or use any material asset of such Combining Company or any of its Subsidiaries, including any Intellectual Property Right the exclusive use of which is material to such Combining Company and its Subsidiaries taken as a whole;

(vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or other right to purchase any of the material assets of such Combining Company or any of its Subsidiaries;

(vii) any agreement relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset of such Combining Company or any of its Subsidiaries);

(viii) any license, franchise or similar agreement material to the business of such Combining Company and its Subsidiaries, taken as a whole;

(ix) any agency, dealer, sales representative, marketing or other similar agreement material to the business of such Combining Company and its Subsidiaries, taken as a whole;

(x) any agreement with any director or executive officer of such Combining Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or executive officer;

(xi) any management service, consulting or any other similar type of agreement material to the business of such Combining Company and its Subsidiaries, taken as a whole;

(xii) any advances or loans to any employees but excluding loans under such Combining Company’s 401(k) plans and entered into by such Combining Company or any of its Subsidiaries;

(xiii) any Contract involving foreign currency transactions entered into for the purpose of hedging any currency or pricing risk;

(xiv) all confidentiality agreements not made in the ordinary course of business other than in connection with acquisitions considered by such

Combining Company or any of its Subsidiaries and all non-competition agreements that restrict the nature or duration of, or impose any geographic limitation on, any business that could be conducted by such Combining Company or any of its Subsidiaries; or

(xv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business of such Combining Company or its Subsidiaries that is material to such Combining Company and its Subsidiaries or their respective businesses, taken as a whole, other than any Benefit Plans.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract is a valid and binding agreement of such Combining Company or its Subsidiaries party thereto, as applicable and, to the Knowledge of such Combining Company party thereto, each other party thereto, is enforceable against such Combining Company or its Subsidiaries party thereto in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors’ rights or debtors’ obligations generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither such Combining Company nor its Subsidiaries, as applicable, nor, to the Knowledge of such Combining Company, any other party to any such Material Contract is in default or breach (with or without due notice or lapse of time or both) in any respect under the terms of any such Material Contract, except as would not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Real Property; Leases.

(a) Real Property. Each Combining Company or its Subsidiary has good, valid and indefeasible fee simple title to such Combining Company’s owned real property, free and clear of all Liens other than Permitted Liens and Liens set forth on Section 7.17(a) of the Disclosure Letter. There are no outstanding options or rights of first refusal to purchase such Combining Company’s owned real property, or any portion thereof or interest therein.

(b) Leases. Each material lease comprising each Combining Company’s leased real property is legal, valid, binding, enforceable, and in full force and effect against such Combining Company or its Subsidiaries party thereto, as applicable, and, to the Knowledge of such Combining Company, against each other party thereto. Except as set forth in Section 7.17(b) of the Disclosure Letter, to the Knowledge of the such Combining Company, each lease comprising such Combining Company’s leased real property grants such Combining Company or its Subsidiaries, as applicable, the exclusive right to use and occupy the demised premises thereunder.

(c) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the Knowledge of such Combining Company, threatened affecting any portion of such Combining Company’s owned real property or, to the Knowledge of such Combining Company, such Combining Company’s leased real property, except as would not reasonably be expected to have a Material Adverse Effect.

Section 7.18 Absence of Certain Changes. Except as set forth in Section 7.18 of the Disclosure Letter or in connection with the transactions contemplated by this Agreement, since December 31, 2009, such Combining Company, together with its Subsidiaries, has conducted its business in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or circumstance which has had or which is reasonably expected to have (a) a Material Adverse Effect on such Combining Company or (b) would have constituted a violation of any covenants of such Combining Company included in Section 8.4 had such covenant applied to it since December 31, 2009. Since December 31, 2009, there has not occurred any damage, destruction or casualty loss resulting in damages exceeding $1,000,000 in the aggregate (whether or not covered by insurance) with respect to any asset owned or operated by such Combining Company or any of its Subsidiaries.

Section 7.19 Insurance Coverage. Each Combining Company has made available to the others a list of all of the insurance policies and fidelity bonds covering the assets, business, operations, employees, officers and directors of such Combining Company and its Subsidiaries. There is no material claim by such Combining Company or any of its Subsidiaries pending under any such policies or bonds as to which such Combining Company or any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights. All premiums due and payable under all such policies and bonds have been paid, and such Combining Company and its Subsidiaries have complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. To the Knowledge of such Combining Company, there is no threat of termination of, or material premium increase with respect to, any of such policies or bonds.

Section 7.20 Affiliate Transactions.

(a) Except as set forth in Section 7.20(a) of the Disclosure Letter, there are no outstanding payables, receivables, loans, advances and other similar accounts between such Combining Company or any of its Subsidiaries, on the one hand, and any of its Affiliates, on the other hand, relating to the business of such Combining Company or its Subsidiaries.

(b) Except as set forth in Section 7.20(b) of the Disclosure Letter, to the Knowledge of such Combining Company, no director or executive officer of such Combining Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of such Combining Company or its Subsidiaries. Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 7.20(b).

Section 7.21 [Reserved].

Section 7.22 Other Employment Matters.

(a) Neither such Combining Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or understanding with any labor union or other organization that represents or purports to represent any of its employees.

(b) No labor organization or group of such Combining Company, its Subsidiaries or any of their respective employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of such Combining Company, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving such Combining Company or any of its Subsidiaries nor, to the Knowledge of such Combining Company, is any such activity threatened by any labor organization or group of employees, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Section 7.22(c) of the Disclosure Letter, there are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Knowledge of such Combining Company, threatened against or involving such Combining Company or any of its Subsidiaries.

(d) Except as set forth in Section 7.22(d) of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, petitions, charges, claims, causes of action, investigations or audits against or relating to such Combining Company or any of its Subsidiaries pending or, to the Knowledge of such Combining Company, threatened to be brought or filed with or by any Governmental Authority based on the employment practices of such Combining Company or arising out of, in connection with, or otherwise relating to the employment by such Combining Company or any of its Subsidiaries, of any Person, including any claim for workers’ compensation.

(e) Except as set forth in Section 7.22(e) of the Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect, such Combining Company and its Subsidiaries are in compliance with all Laws and Orders in respect of employment, immigration and employment practices and the terms and conditions of employment and wages and hours, and have not, and are not, engaged in any unfair labor practice. Except as set forth in Section 7.22(e) of the Disclosure Letter, no Combining Company or any of its Subsidiaries is subject to any consent decree, investigation or Order with respect to its labor or employment practices.

Section 7.23 Finders’ Fees. Except for Houlihan Lokey Howard & Zukin Financial Advisors, Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Combining Company or its Subsidiaries or their Affiliates who might be entitled to any fee or other commission payable by such Combining Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 7.24 Opinion of Financial Advisor. The Committees and the Board of Allied have received separate opinions of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the date of such opinion and subject to the various assumptions and qualifications set forth therein, the applicable consideration (as defined in such opinion) to be offered to holders of common stock or common units, as the case may be, of the respective Combining Company in the Mergers and the Tender Offer, taken together, is fair from a financial point of view to such holders.

Section 7.25 Merger Sub Matters. Each Merger Sub is a newly formed Delaware limited liability company organized specifically for the purpose of consummating the Allied Merger, the Global Flow Merger, the Subsea Merger and the Triton Merger and has not otherwise conducted any business or operations, and immediately prior to the Effective Time, has no liabilities, except in connection with its formation and this Agreement, and is not a party to any Contract, other than its organizational documents, this Agreement, and the Certificate of Merger to be filed in connection with the Allied Merger, the Global Flow Merger, the Subsea Merger or the Triton Merger, as applicable.

Section 7.26 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article VII, such Combining Company makes no representation or warranty, express or implied, at law or in equity, in respect of such Combining Company or any of its Subsidiaries, or any of their respective businesses, assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VIII

COVENANTS

Section 8.1 Tender Offer by Forum. As promptly as reasonably practicable after the date of this Agreement, Forum shall commence a tender offer (the “Tender Offer”) to purchase up to 87,938 shares of Forum Common Stock (the “Maximum Tender Amount”) from the stockholders of Forum (after giving effect to the Mergers) other than SCF and the parties to the Subscription Agreement, at a price of $284.29 per share in cash. The Tender Offer shall be based upon the completed election notices Forum receives from stockholders of Forum, Allied, Subsea and Global Flow and the holders of membership units of Triton (any such Persons, the “Tenderees”) prior to 9:00 a.m., Houston time, on the date that is the 21st Business Day following the commencement of the Tender Offer (or such later date as determined by Forum) indicating such Persons’ indications of interest to participate in the Tender Offer (the “Letters of Transmittal”). The closing of the Tender Offer shall be conditioned upon the effectiveness of the Mergers and the other transactions contemplated by this Agreement. If the total number of shares of Forum Common Stock tendered pursuant to the Letters of Transmittal properly submitted exceeds the Maximum Tender Amount, then:

(a) with respect to any Tenderee tendering a number of shares of Forum Common Stock less than or equal to the product of (i) the Maximum Tender Amount multiplied by (ii) the quotient obtained by dividing (x) the total number of shares of Forum Common Stock owned by such Tenderee by (y) the total number of shares of Forum Common Stock owned by all Tenderees (in each case, after giving effect to the Mergers), Forum shall accept for payment, purchase and pay for the full number of shares of Forum Common Stock tendered by such Tenderee; and

(b) with respect to each other Tenderee, Forum shall accept for payment, purchase and pay for the number of shares of Forum Common Stock equal to the product of (i) the Maximum Tender Amount (less the number of shares of Common Stock to be purchased by Forum pursuant to Section 8.1(a) above), multiplied by (ii) the quotient obtained by dividing (x) the total number of shares of Forum Common Stock owned by such Tenderee by (y) the total number of shares of Forum Common Stock owned by all Tenderees subject to this Section 8.1(b) (in each case, after giving effect to the Mergers).

Section 8.2 No Solicitation.

(a) No Solicitation. From the date of this Agreement to the earlier to occur of the Effective Time of the Mergers or the termination of this Agreement, each Combining Company and its Subsidiaries shall not, nor shall such Combining Company or its Subsidiaries permit any of their respective officers, directors or managers (or authorize any Affiliates of any such officers, directors or managers), Affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by (or otherwise working on behalf of) such Combining Company or any of its Subsidiaries (collectively, “Representatives”) to directly or indirectly: (i) solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, the making, submission or announcement of any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries, (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to such Combining Company or any of its Subsidiaries (except to the extent specifically permitted pursuant to Section 8.2(d)), or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to such Combining Company or any of its Subsidiaries. Each Combining Company and its Subsidiaries will immediately cease, and will cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt by a Combining Company of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, such Combining Company shall provide to each other Combining Company and SCF a copy of such Acquisition Proposal, request or inquiry if made in writing or a written summary of the material terms and conditions of such Acquisition Proposal, including the identity of the person or group making any such

Acquisition Proposal, to the extent not made in writing. A Combining Company shall provide to each other Combining Company and SCF as promptly as practicable notice setting forth material amendments or proposed material amendments of any such Acquisition Proposal, request or inquiry and shall promptly provide to each other Combining Company and SCF a copy of all written materials, if any, setting forth such amendments.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 8.2, in the event that a Combining Company or any of its Subsidiaries receives a bona fide written Acquisition Proposal from a third party that is not solicited or otherwise procured in violation of Section 8.2(a) that the Committee of such Combining Company, or, in the case of Allied, the Board of Allied, has in good faith concluded (following the receipt of the advice of its outside legal counsel) is, or could lead to, a Superior Offer, it may then take the following actions:

(i) Furnish nonpublic information to the third party making such Acquisition Proposal; provided, that (A) it receives from the third party an executed confidentiality agreement; and (B) contemporaneously with furnishing any such nonpublic information to such third party, such Combining Company furnishes such nonpublic information to each of the other Combining Companies and SCF (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in negotiations and discussions with the third party with respect to the Acquisition Proposal.

(d) Change of Recommendation in Connection with a Superior Offer. In response to receipt of a Superior Offer, the Board of a Combining Company (upon recommendation of such Combining Company’s Committee, in the case of any Combining Company other than Allied) and/or the Committee of such Combining Company, if applicable, may change, withhold, withdraw, amend or modify its recommendation in favor of the Agreement and the Mergers or the Forum Approval, as applicable (any of the foregoing actions, whether by the Board of a Combining Company (upon recommendation of such Combining Company’s Committee, if applicable) or, if applicable, such Combining Company’s Committee, a “Change of Recommendation”), if all of the following conditions in clauses (i) and (ii) are met and the Board of such Combining Company (upon recommendation by such Combining Company’s Committee, in the case of any Combining Company other than Allied) or such Combining Company’s Committee, if applicable, has concluded in good faith, after receipt of advice of its outside legal counsel, that failing to make such Change of Recommendation could result in a violation of directors’ or managers’, as applicable, fiduciary duties to such Combining Company’s equityholders under applicable Laws:

(i) A Superior Offer with respect to such Combining Company has been made and has not been withdrawn; and

(ii) Consents representing a sufficient number of common stock or membership units, as applicable, to satisfy the closing conditions applicable to such Combining Company set forth in 9.1(c)-(g), as applicable, have not been executed and delivered by the applicable stockholders or members.

(e) Change of Recommendation Not in Connection with a Superior Offer. If the Board of a Combining Company (in the case of any Combining Company other than Allied, upon recommendation by its Committee) or, if applicable, the Committee of a Combining Company, in each case not in connection with receipt of a Superior Offer or an Acquisition Proposal, has concluded in good faith, after receipt of advice of its outside legal counsel, that failing to make such Change of Recommendation could result in a violation of the directors’ or managers’, as applicable, fiduciary duties to such Combining Company’s equityholders under applicable Laws, the Board and/or the Committee of such Combining Company, as the case may be, may make a Change of Recommendation.

(f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any offer or proposal (whether written, oral or otherwise), relating to any transaction or series of related transactions involving: (A) any merger, consolidation, business combination or similar transaction involving a Combining Company or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of all or substantially all of the assets of a Combining Company (including its Subsidiaries, taken as a whole, with the assets of such Subsidiaries valued on a consolidated basis), or (C) any liquidation or dissolution of a Combining Company; and

(ii) “Superior Offer” shall mean a bona fide written offer that is not solicited or otherwise procured in violation of Section 8.2(a) that is made by a third party to acquire, directly or indirectly, pursuant to a merger, consolidation or other business combination, all or substantially all of the assets of a Combining Company or a majority of the total outstanding voting securities of a Combining Company (including its Subsidiaries, taken as a whole, with the assets of such Subsidiaries valued on a consolidated basis) and as a result of which, if adopted and approved, the stockholders or holders of membership units, as applicable, of such Combining Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, on terms that the Board of such Combining Company has in good faith concluded (following the receipt of advice of its outside legal counsel and (in the case of a Combining Company other than Allied) its Committee), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to such Combining Company’s stockholders or holders of membership units, as applicable (in their capacities as stockholders or holders of membership units, as applicable) than the terms of the Mergers and is reasonably capable of being consummated if adopted and approved.

Section 8.3 Ordinary Course of Business. Except as otherwise consented to in writing by all of the Combining Companies (other than the Combining Company requesting such consent) or as otherwise contemplated herein, between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, each Combining Company will, and will cause its Subsidiaries to, carry on its business diligently and in the ordinary and usual course and consistent with past practice, and, without limiting the generality of the foregoing, each Combining Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to preserve its business organization intact, keep available the services of its present executive officers and employees and preserve its present relationships with persons having business dealings with it. At the request of any Combining Company, the Combining Companies will confer with each other concerning operational matters of a material nature and report periodically to each other concerning its business, operations and finances.

Section 8.4 Restricted Activities and Transactions. Except as otherwise contemplated herein or as set forth in the Disclosure Letter or as otherwise consented to in writing (such consent not to be unreasonably withheld or delayed) by all of the Combining Companies (other than the Combining Company requesting such consent), between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, no Combining Company will, nor will any Combining Company allow any of its Subsidiaries to:

(a) Issue or commit to issue any of its Capital Stock or other ownership or equity interests other than in connection with the exercise of options, warrants or convertible securities existing on the date hereof and listed in its respective Disclosure Letter;

(b) Grant or commit to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of its Capital Stock or other ownership or equity interests;

(c) Declare, set aside, or pay any dividend or distribution or make any other payment with respect to its Capital Stock or other ownership interests;

(d) Directly or indirectly redeem, purchase or otherwise acquire or commit to acquire any of its Capital Stock;

(e) Effect a split or reclassification of any of its Capital Stock or a recapitalization or other reorganization;

(f) Amend or otherwise alter its certificate of incorporation, by-laws, or other governing instruments;

(g) Enter into or make any change in any of its Benefit Plans, except as required by Law, or grant any increase in compensation (other than increases in compensation in the ordinary course of business for field and office personnel who are not managers or executives), or provide any severance arrangement involving any of its employees, officers or directors;

(h) Acquire control or ownership in any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or substantially all of the assets of any of the foregoing;

(i) Except in the ordinary course of business consistent with past practice or with respect to budgeted capital expenditures, enter into or agree to enter into any agreement or transaction involving the incurrence of an obligation to pay an amount in excess of an aggregate of $1,000,000;

(j) Create, assume or permit to exist any Lien (other than Permitted Liens) on any of its assets, tangible or intangible, except (i) as permitted under its existing credit facilities and any renewals, modifications or rearrangements thereof on terms and conditions not materially less favorable to the respective borrower or (ii) in the ordinary course of business consistent with past practice;

(k) Except in the ordinary course of business consistent with past practice, (i) borrow, or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (absolute or contingent) in excess of $1,000,000, (ii) cancel or agree to cancel any debts or claims, (iii) lease, sublease, sell or transfer, agree to sublease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights having a fair market value in excess of $1,000,000 or (iv) make or permit any amendment to, or termination of, any Material Contract, which amendment or termination is adverse to the respective Combining Company;

(l) Settle any threatened or pending litigation that is not fully covered by insurance other than for immaterial consideration or for an amount less than that reserved as of the date hereof for such litigation on its books and records;

(m) Make any change in accounting methods or practices (including changes in reserve or accrual policies), or make or change any material Tax elections, except as required by GAAP or other applicable Law as applicable;

(n) Enter into any new line of business, or terminate or close any material facility, business or operation;

(o) Enter into or agree to be bound by any agreement or permit an Affiliate to enter into or agree to be bound by any agreement with any of its directors, officers, employees or Affiliates that will continue subsequent to the Effective Time, other than as contemplated by this Agreement or in the ordinary course of business consistent with past practice; or

(p) Commit itself to do any of the foregoing.

Section 8.5 Insurance. Except as otherwise consented to in writing (such consent not to be unreasonably withheld or delayed) by all of the Combining Companies (other than the Combining Company requesting such consent), between the date of this Agreement and the earlier to occur of the Effective Time or the termination of this Agreement, each of the Combining Companies will use commercially reasonable efforts to maintain in full force and effect all policies of insurance which are currently in effect (or policies with comparable coverage and comparable amounts of coverage).

Section 8.6 Confidentiality. Each of the Combining Companies will keep strictly confidential any and all information furnished to such Combining Company or its Representatives by another or their Representatives in connection with the transactions contemplated by this Agreement, and the business and financial reviews and investigations referred to in Section 8.8, except for information, if any, that (a) is or becomes generally available to the public in a manner other than as a result of a disclosure by the party receiving the information; (b) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the party providing the information; or (c) is or becomes available to the receiving party on a non-confidential basis from a source other than the informing party unless that source is bound by a confidentiality agreement with the informing party. Except as expressly provided in a separate agreement among the Combining Companies, if this Agreement is terminated pursuant to Section 10.1 hereof, each of the parties hereto will promptly deliver to the others or destroy (and certify as to such delivery or destruction) all originals and copies of documents, work papers and other written material concerning the others and obtained from the others, their agents, employees or Representatives in connection with such negotiations and such business and financial reviews and investigations.

Section 8.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions as contemplated by this Agreement and to cooperate in connection with the foregoing, including commercially reasonable efforts:

(a) to obtain any necessary waivers, consents and approvals from other parties to material notes, licenses, agreements and other instruments and obligations;

(b) to obtain any material consents, approvals, authorizations and permits required to be obtained under any federal, state, provincial or local statute;

(c) to defend all lawsuits or other legal proceedings initiated by a third party challenging this Agreement or the consummation of the transactions as contemplated hereby;

(d) to effect promptly any necessary filings and notifications and prompt submissions of any information requested by Governmental Authorities;

(e) to solicit the required consent or approval from such party’s stockholders or holders of membership units with respect to the transactions contemplated hereby;

(f) to make any necessary filings on a timely basis with respect to applicable Laws and to obtain any regulatory approvals which may be required to consummate the transactions contemplated herein; and

(g) to negotiate and execute documents and instruments as are necessary to consummate the Financing.

Section 8.8 Access to Information. From the date hereof to the Effective Time (or the termination of this Agreement), to the extent permitted by applicable Law, each of the parties hereto shall cause its respective officers, directors, employees and agents to afford the officers, employees and Representatives of the others, complete access at all reasonable times to its respective officers, employees, agents, properties, books and records, and shall furnish the others all financial, operating and other data and information as the others, through their officers, employees or Representatives, may reasonably request, subject to such confidentiality, joint defense or common interest agreements as the parties may consider necessary or advisable to maintain privilege and confidential or proprietary information.

Section 8.9 Tax Treatment. The conversion of Allied Common Stock, Global Flow Common Stock, Subsea Common Stock, and Triton Units into Forum Common Stock pursuant to the Mergers are intended to qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code. The parties hereto agree to report the Mergers (and the receipt of Forum Common Stock as a result thereof) in accordance with the foregoing sentence for all U.S. federal income and any applicable state and local income or franchise tax purposes. Each party agrees to take no action which, alone or in combination with the actions of others, reasonably could prevent the Mergers (and the receipt of Forum Common Stock as a result thereof) from qualifying for nonrecognition of gain or loss under Section 351 of the Code.

Section 8.10 Agreements. Each of the Combining Companies shall terminate prior to the Effective Time the agreements listed on Schedule 8.10.

Section 8.11 Notification of Certain Matters. Each of the Combining Companies shall give prompt notice of (a) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such Combining Company contained herein to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any material failure of any such Combining Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence of any Material Adverse Effect with respect to such Combining Company. The delivery or deemed delivery of any notice pursuant to this Section 8.11 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article IX, or (iii) limit or otherwise affect the remedies available hereunder to any party receiving such notice.

Section 8.12 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

Section 8.13 Indemnification.

(a) Forum agrees that all rights to exculpation, indemnification and advancement or reimbursement of expenses under the certificate of incorporation, bylaws or other governing instruments of Allied, Global Flow, Subsea and Triton (collectively, the “Merging Companies”) and the indemnification Contracts, if any, of the Merging Companies existing in favor of those Persons who are, or were, directors, managers, members or officers of the Merging Companies at or prior to the Closing Date (the “Indemnified Persons”) shall survive the Mergers solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, and Forum shall cause the Surviving Companies to fulfill and honor in all respects such exculpation, indemnification and advancement or reimbursement obligations in accordance with their terms solely with respect to indemnifiable claims arising from acts or omissions prior to the Effective Time, for a period of six (6) years from the Effective Time. Subject to any limitation imposed from time to time under applicable Law, the provisions with respect to exculpation, indemnification and advancement or reimbursement of expenses set forth in the certificate of incorporation, bylaws, certificate of formation and limited liability company agreement, as applicable, of the Surviving Companies at the Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person.

(b) The provisions of this Section 8.13 are intended to be in addition to the rights otherwise available to the current and former officers, managers and directors of the Merging Companies and their Subsidiaries by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and shall be binding on all successors and assigns of Forum and the Surviving Companies.

Section 8.14 Organizational Documents of Forum

(a) On or before the Closing Date, Forum shall take such actions as are necessary to seek the consent of the stockholders of Forum to cause the Charter Amendment to be approved (before giving effect to the Mergers) and, subject to such stockholder consent, to file the same with the Secretary of State of the State of Delaware.

(b) On or before the Closing Date, Forum shall cause the Bylaw Amendment to be authorized, approved and adopted by all necessary corporate action.

Section 8.15 Subscription Offer. As promptly as reasonably practicable after the date of this Agreement, Forum shall commence an offer to subscribe (the “Subscription Offer”) for an aggregate of up to 404,516 shares of Forum Common Stock at a purchase price per share of $284.29. Each holder of Forum Common Stock as of immediately following the last Effective Time to occur (other than the parties to the Subscription Agreement) that elects to participate in the Subscription Offer shall be permitted to purchase up to such number of shares of Forum Common Stock as is equal to the product of 28% and the number of shares of Forum Common Stock held by such holder (after giving effect to the Mergers), including with respect to each former holder of Global Flow Common Stock, the Escrow Shares allocable to such holder. The Subscription Offer shall only be available to such holders of Forum Common Stock who do not sell any shares of Forum Common Stock in the Tender Offer and shall be limited to holders of Forum Common Stock who are either Accredited Investors or Non-U.S. Persons and who may purchase shares of Forum Common Stock in a private placement under applicable securities Laws and without obligating Forum to undertake further registration with, or obtain any other approvals from, any Governmental Authorities. The right to participate in the Subscription Offer shall not be transferrable or assignable by any holder of Forum Common Stock except to an Affiliate of such holder. Under the terms of the Subscription Offer, each holder of Forum Common Stock that subscribes to purchase shares of Forum Common Stock will also receive a warrant to purchase one share of Forum Common Stock for every two shares of Forum Common Stock purchased in the Subscription Offer, which warrant will be in substantially the same form as the warrant attached as Annex B to the Subscription Agreement and which warrant will be provided with the materials provided in connection with the Subscription Offer. In connection with the execution and delivery of this Agreement, Forum, SCF-VII and certain other parties have entered into a Subscription Agreement to purchase shares of Forum Common Stock on substantially similar terms as the Subscription Offer (except the parties to the Subscription Agreement will fund and close on the Closing Date, subject to SCF-VII delaying funding of its committed amount in excess of $50 million in accordance with the terms of the Subscription Agreement). Pursuant to the terms of the Subscription Agreement, SCF-VII has agreed to purchase up to $100 million of shares of Forum Common Stock, subject to reduction on a dollar-for-dollar basis in the event, and to the extent, that the aggregate amount of shares sold pursuant to the Subscription Offer exceeds $6.2 million. The closing of the Subscription Offer shall be conditioned upon the effectiveness of the Mergers and the other transactions contemplated by this Agreement.

Section 8.16 Confidential Information Memorandum.

(a) The Combining Companies will cooperate to complete the Confidential Information Memorandum and each Combining Company agrees not to distribute the Confidential Information Memorandum to their respective stockholders or members, as applicable, until an officer of each Combining Company has approved the inclusion of the information regarding such Combining Company in the Confidential Information Memorandum.

(b) Each Combining Company covenants that none of the information to be included in the Confidential Information Memorandum concerning the business, operations, financial results or condition, assets or liabilities of such Combining Company and its Subsidiaries will, as of the date of such Confidential Information Memorandum (which date shall be at or about the date such Confidential Information Memorandum is first sent to the stockholders or members of such Combining Company), (i) contain any untrue statement of a material fact or (ii) omit to state a material fact necessary in order to make the statements to be contained therein not misleading.

ARTICLE IX

CONDITIONS

Section 9.1 Conditions to Obligations of Each Combining Company. Notwithstanding any other provision of this Agreement, the respective obligations of each of the Combining Companies to effect the Mergers and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) No order shall have been entered and remain in effect in any action or proceeding before any federal, foreign, state or provincial court or Governmental Authority that restrains or prevents or makes illegal the consummation of the Mergers;

(b) All approvals of Governmental Authorities necessary for the consummation of the Mergers or the other transactions contemplated by this Agreement shall have been obtained, including approvals and filings required under applicable securities Laws and any waiting period applicable to the Mergers or the transactions contemplated thereby under the HSR Act shall have expired or been terminated;

(c)(i) SCF-VI, (ii) Sunray Capital, LP, (iii) the stockholders of Allied holding of record a majority of Allied Common Stock (other than the Allied Common Stock owned by SCF, Sunray Capital, LP and the directors, officers and employees of Allied) and (iv) the stockholders of Allied holding of record a majority of Allied Common Stock owned by the officers and employees of Allied shall have executed the consent substantially in the form attached as Exhibit B hereto (the “Allied Consent”);

(d) SCF-V (with respect to the Global Flow Common Stock and the Global Flow Series A Preferred Stock owned by SCF-V) and the stockholders of Global Flow holding of record a majority of Global Flow Common Stock (other than the Global Flow Common Stock owned by SCF-V) shall have executed the consent substantially in the form attached as Exhibit C hereto (the “Global Flow Consent”);

(e) SCF-VI and the stockholders of Subsea holding of record a majority of Subsea Common Stock (other than the Subsea Common Stock owned by SCF-VI) shall have executed the consent substantially in the form attached as Exhibit D hereto (the “Subsea Consent”);

(f)(i) SCF-VI and (ii) the members of Triton owning a majority of the Triton Units (other than the Triton Common Units owned by SCF-VI) shall have executed the consent substantially in the form attached as Exhibit E hereto (the “Triton Consent”);

(g) SCF-V and the stockholders of Forum holding of record a majority of Forum Common Stock (other than the Forum Common Stock owned by SCF-V) shall have executed the consent substantially in the form attached as Exhibit F hereto (the “Forum Consent”);

(h) Holders owning a majority of the limited partner units of each of SCF-V, SCF-VI and SCF-VII shall have approved the transactions contemplated by this Agreement;

(i) Other than with respect to filing certificates of merger to effect the Mergers, all conditions precedent to the closing of the Financing (other than conditions that by their nature are satisfied at the closing of the Financing) shall have been satisfied;

(j) Each of the Combining Companies shall have paid, caused to be paid or is in a position to pay or cause to be paid in connection with the Closing (including by using proceeds of the Financing at the Closing), all of the liabilities, obligations, and indebtedness of such Combining Company (i) outstanding under any credit agreement of such Combining Company or (ii) that would accelerate pursuant to its terms by reason of the execution and delivery by such Combining Company of this Agreement or any instrument required hereby to be executed and delivered by such Combining Company or the performance by such Combining Company of its obligations hereunder or thereunder; in connection with such repayment of indebtedness, each of the Combining Companies shall have secured terminations and releases of (i) all applicable Liens (other than Permitted Liens) on any assets of the Combining Companies securing such indebtedness and (ii) all associated guaranties of the stockholders of the Combining Companies with respect to such indebtedness;

(k) All actions shall have been taken and all conditions necessary to effect each of the Mergers shall have been satisfied other than the filings with Governmental Authorities required to effect the Mergers;

(l) Each of the Combining Companies shall have received an opinion of Vinson & Elkins L.L.P. to the effect that for U.S. federal income tax purposes, subject to the conditions and limitations and based on the assumptions set forth in such opinion, (i) no gain or loss will be recognized by the Combining Companies by reason of the Mergers, and (ii) no gain or loss for U.S. federal income tax purposes will be recognized to any stockholder or unitholder of a Combining Company upon the conversion of shares of Allied Common Stock, Global Flow Common Stock, Subsea Common Stock or Triton Common Units, respectively, into Forum Common Stock pursuant to a Merger except to the extent such stockholder or unitholder receives, in addition to such Forum Common Stock, cash or other property in connection with the Mergers or Tender Offer. Such opinion will be conditioned upon the receipt and accuracy of certain representations contained in the Consents and certain representations of the Combining Companies, SCF-V, SCF-VI and SCF-VII, as appropriate, contained in certificates of the officers of each of those entities, as appropriate; and

(m) The Subscription Agreement shall have remained in full force and effect and the parties thereto shall be prepared to fund such amounts as are required to be funded under the terms of the Subscription Agreement as of the Closing Date.

For the avoidance of doubt, for purposes of the preceding clauses (c) through (g), the Combining Companies may fix a record date to determine the stockholders and members, as applicable, entitled to execute the Consents contemplated by this Agreement.

Section 9.2 Conditions to the Obligations of the Merging Companies. Notwithstanding any other provision of this Agreement, the obligations of each of the Merging

Companies to effect the Mergers and the other transactions contemplated hereby are subject to the fulfillment (unless expressly waived in writing by such Merging Company, in its sole discretion, except as otherwise required by Law) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of each of the other Combining Companies contained in Article VII hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect on such Combining Company; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 7.3, which shall be true and correct in all respects;

(b) The agreements and covenants of each of the other Combining Companies and each of the Merger Subs contained in this Agreement which are to be complied with or performed on or before the Closing Date shall have been performed or complied with in all material respects;

(c) No event, condition, development or circumstance shall have occurred since the date of this Agreement which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on any of the other Combining Companies;

(d) The Board of Forum shall have approved, and Forum shall have executed and delivered the Amended and Restated Stockholders Agreement; and

(e) Forum shall have duly executed and filed the Charter Amendment with the Secretary of State of the State of Delaware in accordance with the DGCL.

Section 9.3 Conditions to the Obligations of Forum. Notwithstanding any other provision of this Agreement, the obligations of Forum to effect the Mergers and the other transactions contemplated hereby are subject to the fulfillment (unless expressly waived in writing by Forum, in its sole discretion, except as otherwise required by Law) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of each of the Merging Companies contained Article VII hereof shall be true and correct in all respects (determined without reference to any qualifier of any representation or warranty with respect to “materiality,” “Material Adverse Effect” or other similar concepts) as of the Closing Date with the same effect as if made thereon (except for representations and warranties as of a specified date which shall remain true and correct as of such date), except for breaches or inaccuracies which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect on such Merging Company; provided, however, such Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 7.3, which shall be true and correct in all respects;

(b) The agreements and covenants of each of the Merging Companies contained in this Agreement which are to be complied with or performed on or before the Closing Date shall have been performed or complied with in all material respects;

(c) No event, condition, development or circumstance shall have occurred since the date of this Agreement which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on any of the Merging Companies;

(d) Each of Allied, Global Flow and Subsea shall have delivered to Forum a properly completed and duly executed certificate stating that stock interests in such company are not “United States real property interests” for purposes of withholding under section 1445 of the Code pursuant to U.S. Treasury Regulations sections 1.897-2(h)(1) and 1.1445-2(c)(3) and shall have filed (and provided Forum reasonable proof of such filing) a properly completed and duly executed notice to the Internal Revenue Service that corresponds to such certificate pursuant to U.S. Treasury Regulations sections 1.897-2(h)(2); and

(e) Triton shall have delivered to Forum a properly completed and duly executed certificate stating that membership interests in Triton are not “United States real property interests” for purposes of withholding under section 1445 of the Code pursuant to U.S. Treasury Regulations section 1.1445-11T(d)(2)(i).

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated herein may be abandoned at any time prior to the first Effective Time to occur, whether prior to or after approval by the applicable stockholders or holders of membership units:

(a) By any Combining Company hereto in the event of the occurrence of (i) a Material Adverse Effect on any of the other Combining Companies which is incapable of being cured, remedied or reversed, or which is not cured, remedied or reversed within 30 days of such event or (ii) an uncurable breach of a covenant or representation or warranty that causes any condition set forth in Article IX to fail, provided that the party desiring to terminate is not responsible for the occurrence of such Material Adverse Effect or breach;

(b) By any party hereto if the Effective Time shall not have occurred, whether because any condition set forth in Article IX has not been satisfied or for any other reason, on or before August 31, 2010 (unless the Effective Time has not occurred as the result of a breach of the terms hereof by the party desiring to exercise the termination right);

(c) By any party hereto if a final nonappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, consummation of this Agreement or the transactions contemplated hereby shall have been entered;

(d) By any Combining Company, if prior to obtaining the approval of its stockholders or members as contemplated by Section 9.1(c)-(g), as applicable, the Board of such Combining Company (upon recommendation of such Combining Company’s Committee, if applicable) and/or the Committee of such Combining Company, if applicable, has made a Change of Recommendation in accordance with Section 8.2(d) or Section 8.2(e); provided that no Combining Company shall have the right to terminate this Agreement under this Section 10.1(d) if it has breached any of the covenants and agreements applicable to it in Section 8.2(a)-(b); or

(e) By mutual agreement of SCF-VII and the Board of each of the Combining Companies.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, the parties hereto shall have no obligation or liability to any other party hereto except the provisions of this Section and Sections 8.6, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11 and 11.12 hereof shall survive any such termination and, except as provided in this Section 10.2, all documents executed in connection with this Agreement shall be null and void.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders or members, as applicable, are, entitled to the benefits thereof by action of the Board, as applicable (with the approval of the applicable Committee, if any), of such party. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto (provided, that with respect to each party hereto that is a corporation, such approval and adoption shall be authorized by the Board of such corporation); provided, that after this Agreement has been approved and adopted by the respective stockholders or members of the parties, as applicable, hereto, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and DLLCA, as applicable.

Section 11.2 Nonsurvival of Representations and Warranties. No representation or warranty made in this Agreement shall survive the Effective Time, and thereafter no party hereto or any stockholder, member, director, officer, employee or affiliate of such party shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to any such representation or warranty. This Section 11.2 shall not limit the term of any covenant or agreement which by its terms contemplates performance after the Effective Time.

Section 11.3 Assignment. This Agreement shall not be assignable by the parties hereto, except with the prior written consent of the other parties.

Section 11.4 Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier, or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) on the day of transmission if sent by facsimile transmission and receipt thereof is confirmed, as follows:

if to Forum:

Forum Oilfield Technologies, Inc.

8807 W. Sam Houston Parkway North, Suite 200

Houston, Texas 77040

Attention: Chief Executive Officer

Facsimile: (713) 351-7997

if to Allied:

Allied Production Services, Inc.

14800 St. Mary’s Lane, Suite 130

Houston, Texas 77079

Attention: President and CEO

Facsimile: (281) 759-0410

if to Global Flow:

Global Flow Technologies, Inc.

10600 Corporate Drive

Stafford, Texas 77477

Attention: Chief Executive Officer

Facsimile: (281) 565-3171

if to Subsea:

Subsea Services International, Inc.

1621 Primewest Parkway

Katy, Texas 77449

Attention: Chief Executive Officer

Facsimile: (281) 492-8340

if to Triton:

Triton Group Holdings LLC

Concorde House

Arnhall Business Park

Westhill, Aberdeenshire AB32 6UF

Attention: Chief Executive Officer

Facsimile: +44 (0) 1224 748 341

or to such other place and with such other copies as any party hereto may designate as to itself by written notice to the others in accordance with this Section 11.4.

Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the provisions of the DGCL and the DLLCA, as applicable, with respect to the Mergers and, with respect to other matters, in accordance with the substantive law of the State of Texas without giving effect to the principles of conflicts of law thereof.

Section 11.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law. Furthermore, in lieu of (and to the extent of) each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 11.8 Headings. The section headings herein are for convenience only and are not intended to be part of or to affect the meaning or interpretation of the Agreement.

Section 11.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to any injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedies to which they are entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In addition, each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court sitting in the State of Texas in the event any dispute arises out of this Agreement and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 11.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11 Entire Agreement; Binding Effect; Third Party Beneficiaries. This Agreement, including the exhibits and schedules hereto and the documents, information supplied in writing, and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements, and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof, other than that certain Common Interest Agreement, by and among SCF, the Board of Allied and the Committees, dated July 7, 2010. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and their respective successors and permitted assigns, and except as provided in Section 8.13, nothing in this Agreement, including the exhibits and schedules hereto (with the exception of Exhibit 3.10 hereto as it applies to the GFT Representative (as defined therein)) and the documents, information supplied in writing, and instruments referred to herein, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.12 Fees and Expenses. The Combining Companies and SCF shall pay or cause to be paid all fees and expenses incident to this Agreement or incurred by any of the Combining Companies or SCF in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by any such party, in the same manner and on the same terms as set forth in the Expense Sharing Agreement, based on the following percentages, rather than the percentages set forth in the Expense Sharing Agreement: Allied – 7.9%; Global Flow – 10.9%; Subsea – 4.9%; Triton – 15.7%; Forum – 41.2%; and SCF-VII – 19.4%; provided, however, that if the Mergers are consummated, all such fees and expenses shall be paid by Forum.

Section 11.13 Forum Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by applicable Law, shares of Forum Common Stock (the “Forum Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Forum Approvals (or consent thereto in writing) shall be entitled to demand appraisal of such shares pursuant to, and so long as such stockholder complies in all respects with, the provisions of Section 262 of the DGCL (the “Forum Dissenting Stockholders”), and such Forum Dissenting Stockholder shall be entitled to payment of the fair value of such Forum Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. From and after the Effective Time, no Forum Dissenting Stockholder shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the Forum Dissenting Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of Section 262 of the DGCL, or, if permitted by Section 262 of the DGCL, if such stockholder shall deliver to Forum a written withdrawal of such stockholder’s demand for an appraisal, either within 60 days after the Effective Time or thereafter with the written approval of Forum, then the right of such stockholder to appraisal shall cease. If any Forum Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right with respect to any Forum Dissenting Shares, such shares shall thereafter be deemed outstanding. Forum shall give the other Combining Companies prompt notice of any written demands for appraisal for any shares of Forum Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Forum relating to stockholders’ rights of appraisal. Forum covenants and agrees that it will not object to any claim made by a Forum Dissenting Stockholder pursuant to this Section 11.13 by arguing that the Delaware Court of Chancery does not have proper jurisdiction or is not a proper forum to hear such claim, but if such court determines it does not have jurisdiction, Forum will submit the appraisal proceedings to arbitration in the Delaware Court of Chancery or, if not available, to a third-party arbitrator selected by Forum and the holders of a majority of the Forum Dissenting Shares.

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

FORUM OILFIELD TECHNOLOGIES, INC.

By:	/s/ Charles E. Jones
Name:	Charles E. Jones
Title:	President & Chief Executive Officer

ALLIED PRODUCTION SERVICES, INC.

By:	/s/ Wendell Brooks
Name:	Wendell Brooks
Title:	President

ALLIED MERGER SUB, LLC

By:	/s/ James W. Harris
Name:	James W. Harris
Title:	Chief Financial Officer & Vice President

GLOBAL FLOW TECHNOLOGIES, INC.

By:	/s/ Steve Twellman
Name:	Steve Twellman
Title:	Chief Executive Officer

GLOBAL FLOW MERGER SUB, LLC

By:	/s/ James W. Harris
Name:	James W. Harris
Title:	Chief Financial Officer & Vice President

Signature Page to Combination Agreement

SUBSEA SERVICES INTERNATIONAL, INC.

By:	/s/ Dennis Lee
Name:	Dennis Lee
Title:	Chief Executive Officer

SUBSEA SERVICES MERGER SUB, LLC

By:	/s/ James W. Harris
Name:	James W. Harris
Title:	Chief Financial Officer & Vice President

TRITON GROUP HOLDINGS LLC

By:	/s/ Euan Leask
Name:	Euan Leask
Title:	Secretary

TRITON MERGER SUB, LLC

By:	/s/ James W. Harris
Name:	James W. Harris
Title:	Chief Financial Officer & Vice President

Signature Page to Combination Agreement

SCF-VII, L.P.

By:	SCF-VII, G.P, Limited Partnership, its general partner

By:	L.E. Simmons & Associates, Incorporated, its general partner

By:	/s/ Anthony F. DeLuca
Name:	Anthony F. DeLuca
Title:	Managing Director

GFT REPRESENTATIVE

SCF-V, L.P.

By:	SCF-V, G.P., Limited Partnership, its general partner

By:	L.E. Simmons & Associates, Incorporated, its general partner

By:	/s/ Anthony F. DeLuca
Name:	Anthony F. DeLuca
Title:	Managing Director

Signature Page to Combination Agreement

EXHIBIT 3.10

1. Escrow Shares.

(a) Pursuant to Article III of the Combination Agreement, on the Closing Date Forum shall issue stock certificates in the name of each Global Flow Escrow Stockholder evidencing such Global Flow Escrow Stockholder’s ownership of a number of Escrow Shares equal to such Global Flow Escrow Stockholder’s Pro Rata Portion of the Escrow Shares. However, possession of the stock certificates representing the Escrow Shares shall be retained by Forum until all Escrow Shares are either disbursed or retained in accordance with this Exhibit. All dividends and other distributions on the Escrow Shares shall be paid promptly to the Global Flow Escrow Stockholders based on their Pro Rata Portion of the Escrow Shares, and Forum shall adopt reasonable procedures so that the Escrow Shares may be voted by the Global Flow Escrow Stockholders prior to the Escrow Termination Date.

(b) Except as otherwise expressly set forth herein, neither Forum, nor the GFT Representative, nor any other Person shall have any right, title or interest in any of the Escrow Shares. Without limiting the generality of the foregoing, (i) neither Forum, nor the GFT Representative, nor any Global Flow Escrow Stockholder shall have the ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Shares (in contrast to their right to receive the Escrow Shares) unless and until such portion of the Escrow Shares has been disbursed to such Person in accordance with the provisions of this Exhibit, and (ii) until the Escrow Shares have been disbursed in accordance with the provisions of this Exhibit, Forum shall be in sole possession of the Escrow Shares and will not act or be deemed to act as custodian for any party hereto for purposes of perfecting a security interest therein. Accordingly, neither Forum, nor the GFT Representative, nor any Global Flow Escrow Stockholder or other Person shall have any right to have or to hold any of the Escrow Shares as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to the Escrow Shares.

(c) All disbursements to the Global Flow Escrow Stockholders shall be made in accordance with this Exhibit and the books and records of Forum, unless such information is changed in writing delivered by a Global Flow Escrow Stockholder to Forum and the GFT Representative (with respect to disbursements that are to be made to such Global Flow Escrow Stockholder), in which case disbursements shall be made pursuant to the changed information.

(d) All decisions made by Forum with respect to the Escrow Shares shall be made by the Board of Forum, but excluding any director who is an officer, director, manager, employee or Affiliate of SCF or otherwise has a direct or indirect interest in the Escrow Shares.

2. Release of Escrow Shares.

(a) At any time prior to the Escrow Termination Date, Forum may elect to disburse all or any portion of the Escrow Shares to the Global Flow Escrow Stockholders (consistent with their Pro Rata Portion), in which case the Global Flow Escrow Stockholders shall thereafter possess such disbursed Escrow Shares, and shall have no further obligation to Forum with respect thereto.

Exhibit 3.10

(b) Unless Forum has previously disbursed all of the Escrow Shares to the Global Flow Escrow Stockholders pursuant to Section 2(a) of this Exhibit, Forum may deliver to the GFT Representative, at any time prior to the date that is 120 days prior to the date that is 48 months after the Closing Date, an irrevocable written notice (the “Release Notice”) indicating Forum’s intent to engage a specified Valuation Firm to prepare the Final Valuation Report and to begin the process described below.

(i) If Forum delivers the Release Notice to the GFT Representative, Forum shall promptly thereafter engage such Valuation Firm to prepare the Final Valuation Report. Prior to the issuance and delivery of the Final Valuation Report, Forum, the GFT Representative and the Management Representative, if any, shall be permitted to meet and confer with the Valuation Firm with respect to the calculation of the Exposure Value. Forum shall request that the Final Valuation Report shall be delivered to Forum, the GFT Representative and the Management Representative, if any, within 60 days of delivery of the Release Notice. Absent fraud by Forum or the Valuation Firm, the Exposure Value set forth in the Final Valuation Report shall be binding upon Forum, the GFT Representative, the Management Representative, if any, and each Global Flow Escrow Stockholder, subject to dispute and resolution pursuant to subsections (ii), (iii) and (iv) below.

(ii) If Forum delivers the Release Notice to the GFT Representative, Forum shall prepare the Escrow Termination Materials in good faith and deliver the Escrow Termination Materials to the GFT Representative and the Management Representative, if any, not more than 60 days after delivery of the Release Notice, along with documentation reasonably necessary to allow the GFT Representative to evaluate the calculation of the amounts set forth therein. If the Indemnification Amount is greater than zero, the GFT Representative may submit to Forum, not later than 15 days after the receipt of the Escrow Termination Materials by the GFT Representative and the Management Representative, if any, a list of the components of the calculation of the Indemnification Amount with which the GFT Representative disagrees (a “Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2(b)(iii) of this Exhibit. If the GFT Representative does not issue a Dispute Notice prior to such date, the Indemnification Amount, as supplied by Forum to the GFT Representative, shall be deemed to have been accepted and agreed to by the GFT Representative, and shall be final and binding on each Global Flow Escrow Stockholder.

(iii) If a Dispute Notice is timely delivered to Forum by the GFT Representative, Forum and the GFT Representative shall thereafter for a period of up to 10 days negotiate in good faith to resolve any items of dispute. Any items of dispute regarding the Indemnification Amount that are not so resolved shall be submitted to the Arbitrating Accountant. In connection with the resolution of any dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant shall render a written decision evidencing the Arbitrating Accountant’s determination of the amount of the Valuation Differential, the Expense Differential, and the Indemnification Amount, as promptly as practicable but in no event later than 20 days

Exhibit 3.10

after submission of the matter to the Arbitrating Accountant. The written decision of the Arbitrating Accountant shall be final and binding upon Forum, the GFT Representative and each Global Flow Escrow Stockholder, and judgment may be entered on such decision in a court of competent jurisdiction. To the extent not otherwise provided herein, the commercial arbitration rules of the American Arbitration Association as in effect at the time of any arbitration shall govern such arbitration in all respects. Forum, on the one hand, and the GFT Representative, on the other hand, shall each bear its own fees and expenses with respect to any proceeding under this paragraph, and shall each bear one-half of the fees and expenses of the Arbitrating Accountant in connection with the resolution of any dispute pursuant to this paragraph.

(iv) Promptly after final determination of the Indemnification Amount pursuant to Sections 2(b)(ii) or 2(b)(iii) of this Exhibit, the GFT Representative shall deliver to each Global Flow Escrow Stockholder a copy of the final version of the Escrow Termination Materials. Each Global Flow Escrow Stockholder shall have until the date that is ten days following delivery of the Escrow Termination Materials to notify Forum and the GFT Representative in writing of such Global Flow Escrow Stockholder’s election to satisfy such Global Flow Escrow Stockholder’s obligation to fund such Global Flow Escrow Stockholder’s Pro Rata Portion of the Indemnification Amount by either (i) allowing Forum to retain a number of Escrow Shares otherwise allocable to such Global Flow Escrow Stockholder and having an aggregate Fair Market Value equal to such Global Flow Escrow Stockholder’s Pro Rata Portion of the Indemnification Amount, or (ii) paying to Forum on or before the Escrow Termination Date cash in the amount of such Global Flow Escrow Stockholder’s Pro Rata Portion of the Indemnification Amount (in which case, no Escrow Shares will be retained by Forum on the Escrow Termination Date with respect to such Global Flow Escrow Stockholder’s Pro Rata Portion of the Indemnification Amount). If Forum does not receive such written election from any Global Flow Escrow Stockholder, such Global Flow Escrow Stockholder shall be deemed to have elected to satisfy such Global Flow Escrow Stockholder’s obligation to fund such Global Flow Escrow Stockholder’s Pro Rata Portion of the Indemnification Amount by allowing Forum to retain Escrow Shares otherwise allocable to such Global Flow Escrow Stockholder.

(c) On the Escrow Termination Date, or if the Escrow Termination Date does not fall on a Business Day, then on the next Business Day thereafter, Forum shall disburse to each Global Flow Escrow Stockholder such Global Flow Escrow Stockholder’s Pro Rata Portion of the Disbursed Escrow Shares, in each case in accordance with, and after making such adjustments as are necessary to give effect to, the written elections previously delivered to Forum by the Global Flow Escrow Stockholders. Thereafter, (i) the Global Flow Escrow Stockholders shall possess the Disbursed Escrow Shares (if any), and shall have no further obligation to Forum with respect thereto, and (ii) Forum shall retain all of the Retained Escrow Shares (if any), and shall have no further obligation to any Global Flow Escrow Stockholder with respect thereto.

(d) Notwithstanding anything in this Exhibit to the contrary, the liability of each Global Flow Escrow Stockholder with respect to the Indemnification Amount shall be limited to such Global Flow Escrow Stockholder’s Pro Rata Portion of the Escrow Shares.

Exhibit 3.10

3. Appointment of GFT Representative.

(a) As a condition to receiving the applicable Pro Rata Portion of the Escrow Shares, the GFT Representative shall be the agent and attorney-in-fact of each Global Flow Escrow Stockholder for the purposes of this Exhibit, and shall be authorized to take any and all actions and to make any decisions required or permitted to be taken by the GFT Representative under this Exhibit. The GFT Representative hereby is appointed, authorized and empowered to act as the agent of the Global Flow Escrow Stockholders in connection with, and to facilitate the consummation of the matters contemplated by, this Exhibit, and in connection with the activities to be performed on behalf of the Global Flow Escrow Stockholders under this Exhibit, for the purposes and with the powers and authority hereinafter set forth in this Section 3, which shall include the full power and authority:

(i) to take such actions and to execute and deliver such documents in connection with this Exhibit as the GFT Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Exhibit;

(ii) to enforce and protect the rights and interests of the Global Flow Escrow Stockholders arising out of or in any manner relating to this Exhibit and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning the determination of the Expense Differential, the Valuation Differential, or the Indemnification Amount, (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of the Global Flow Escrow Stockholders in connection with this Exhibit as the GFT Representative, in its reasonable discretion, deems to be in the best interest of the Global Flow Escrow Stockholders, (C) assume the defense of any claim, or assert any claim, relating to this Exhibit on behalf of all of the Global Flow Escrow Stockholders;

(iii) to cause the Escrow Shares to be disbursed to Global Flow Escrow Stockholders in accordance with this Exhibit; and

(iv) to make, execute, acknowledge and deliver all such other agreements, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that the GFT Representative, in its sole direction, may consider necessary or proper in connection with or to carry out the activities described in subparagraphs (i) through (iii) above and the matters contemplated by this Exhibit.

(b) Forum shall be entitled to rely exclusively upon the communications of the GFT Representative relating to the foregoing, and such communications of the GFT Representative shall be fully binding upon the Global Flow Escrow Stockholders. Forum shall not be held liable or accountable in any manner for any act or omission of the GFT Representative in such capacity.

(c) Notwithstanding anything to the contrary contained herein, the GFT Representative acknowledges and agrees that (i) the GFT Representative may not enter into or grant any amendments or modifications to this Exhibit, or waivers or consents relating to this

Exhibit 3.10

Exhibit, unless such amendments, modifications, waivers or consents shall affect each Global Flow Escrow Stockholder similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent that does not affect any Global Flow Escrow Stockholder similarly and to the same relative extent as it affects other Global Flow Escrow Stockholders must be executed by such Global Flow Escrow Stockholder to be binding on such Global Flow Escrow Stockholder.

(d) The grant of authority provided for in this Section 3 (i) is coupled with an interest and is being granted in part as an inducement to Forum to enter into the Combination Agreement, (ii) shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Global Flow Escrow Stockholder and shall be binding on any heir, executor, representative or successor thereto, and (iii) shall survive any disbursement of the Escrow Shares.

(e) In all matters relating to this Exhibit, and in exercising or failing to exercise all or any of the powers conferred upon the GFT Representative hereunder, (i) the GFT Representative shall not assume any responsibility whatsoever to any Global Flow Escrow Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with Exhibit, unless by the GFT Representative’s gross negligence or willful misconduct, and (ii) the GFT Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the GFT Representative pursuant to such advice shall in no event subject the GFT Representative to liability to any Global Flow Escrow Stockholder unless as a result of the GFT Representative’s gross negligence or willful misconduct.

(f) The GFT Representative shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

4. Definitions. For purposes of this Exhibit, the following terms have the following meanings:

(a) “Arbitrating Accountant” shall mean a nationally recognized firm of public accountants selected by Forum and reasonably acceptable to the GFT Representative, who shall serve as an arbitrator hereunder with respect to the determination of the Indemnification Amount.

(b) “Change in Control” shall have the meaning given to such term in the LTIP as in effect as of the Closing Date.

(c) “Disbursed Escrow Shares” shall mean the Escrow Shares existing on the Escrow Termination Date, minus an amount of Escrow Shares and/or cash having an aggregate Fair Market Value equal to the Indemnification Amount (if any), as determined in accordance with the written elections previously delivered to Forum by the Global Flow Escrow Stockholders.

(d) “Escrow Shares” shall mean the shares of Forum’s common stock issued in the name of the Global Flow Escrow Stockholders, but retained by Forum pursuant to Section 3.6(a) of the Combination Agreement.

Exhibit 3.10

(e) “Escrow Termination Date” shall mean the date that is the earliest to occur of (i) the date the Indemnification Amount is determined to be zero in accordance with any of the provisos in the definition thereof, (ii) the date of consummation of a transaction that results in a Change in Control of Forum, and (iii) the date 48 months after the Closing Date or, if the GFT Representative delivers a Dispute Notice, in lieu of such date, the date the Arbitrating Accountant delivers its final written decision regarding such dispute.

(f) “Escrow Termination Materials” shall mean (i) the Fair Market Value Determination, (ii) a written report prepared by Forum or the Arbitrating Accountant (as applicable) setting forth in reasonable detail the Expense Differential, the Valuation Differential, and the aggregate Indemnification Amount (if any), and (iii) each Global Flow Escrow Stockholder’s Pro Rata Portion of the Indemnification Amount (if any).

(g) “Expense Differential” shall mean the amount equal to (i) 0.8 multiplied by (ii) the result of (A) the Global Flow Asbestos Litigation Expenses actually incurred by Global Flow and its Subsidiaries during the period beginning on the Closing Date and ending on the date of the Final Expense Report, minus (B) the product of (x) the number of months that have elapsed between the Closing Date and the date of the Final Expense Report, and (y) $25,000.

(h) “Exposure Value” shall mean the net present value of Global Flow Asbestos Litigation Expenses projected after the date of the Initial Valuation Report or the Final Valuation Report (as applicable), net of anticipated insurance proceeds.

(i) “Fair Market Value” shall mean the fair market value of one Escrow Share as of the date of delivery of the final version of the Escrow Termination Materials by the GFT Representative to the Global Flow Escrow Stockholders, which shall be determined as follows:

a.	if traded on a securities exchange, the value shall be deemed to be the average of the closing prices over the 10-day period ending on the day prior to the date of determination;

b.	if actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the 10-day period ending on the day prior to the date of determination; or

c.	if there is no active public market, the value shall be $284.29 per share, subject to appropriate adjustments, if any, to give effect to any stock split, stock dividend, recapitalization, reorganization or other combination that impacts the Escrow Shares that occurs after the Closing and prior to the Escrow Termination Date.

(j) “Fair Market Value Determination” shall mean a written report setting forth in reasonable detail the Fair Market Value of one Escrow Share, which shall be used by the Global Flow Escrow Stockholders in making elections pursuant to Section 2(b)(iv) of this Exhibit.

(k) “Final Expense Report” shall mean a written report prepared by Forum setting forth in reasonable detail the Global Flow Asbestos Litigation Expenses actually incurred by Global Flow and its Subsidiaries during the period beginning on the Closing Date and ending on the date of the Final Expense Report.

Exhibit 3.10

(l) “Final Valuation Report” shall mean a report prepared by the Valuation Firm meeting the following requirements: (i) such report shall set forth the Exposure Value as of the date of the Final Valuation Report, and (ii) such report shall be prepared using the same valuation procedures and approach implemented by The Claro Group, LLC in completing the Initial Valuation Report, except to the extent that events subsequent to the Initial Valuation Report require, in the view of the Valuation Firm, a change to such procedures and approach; provided that the Valuation Firm will use the same discount rate (4.25%) as was used in the Initial Valuation Report for purposes of calculating the Exposure Value.

(m) “GFT Representative” shall mean SCF-V, L.P., a Delaware limited partnership.

(n) “Global Flow Asbestos Litigation” shall mean litigation of Global Flow and/or one or more of its Subsidiaries relating to alleged exposure of persons to asbestos contained in valves manufactured or sold by Global Flow and one or more of its Subsidiaries, or their predecessors; provided, however, that any litigation that results from activities of Global Flow or its Subsidiaries after the Closing Date (such as the acquisition of businesses or other assets by Global Flow or its Subsidiaries after the Closing Date) shall be deemed not to be Global Flow Asbestos Litigation.

(o) “Global Flow Asbestos Litigation Expenses” shall mean the aggregate out-of-pocket legal fees and expenses and other costs reasonably incurred by Global Flow and its Subsidiaries in defending and resolving third party claims underlying Global Flow Asbestos Litigation and the out-of-pocket costs reasonably incurred to pay settlements of and judgments of Global Flow Asbestos Litigation. For the avoidance of doubt, out-of-pocket fees, expenses and costs shall be net of amounts received from insurance companies with respect to such Global Flow Asbestos Litigation and, to the extent not taken into account by the Final Valuation Report, amounts anticipated to be received from such insurance companies.

(p) “Global Flow Escrow Stockholders” shall mean all stockholders of Global Flow who receive Forum Common Stock in the Global Flow Merger in respect of their stock of Global Flow.

(q) “Indemnification Amount” shall mean the sum of (i) the Valuation Differential, plus (ii) the Expense Differential; provided, however, that the Indemnification Amount shall in no event exceed $7.5 million; and provided, further, that if (1) a Change in Control occurs, or (2) Forum does not deliver the Release Notice to the GFT Representative at least one hundred twenty (120) days prior to the date that is forty-eight (48) months after the Closing Date, or (3) the Final Valuation Report is not delivered to the GFT Representative within sixty (60) days after Forum delivers the Release Notice to the GFT Representative, or (4) Forum does not deliver the Escrow Termination Materials to the GFT Representative within sixty (60) days after Forum delivers the Release Notice to the GFT Representative, then the Indemnification Amount shall equal zero for purposes of this Exhibit; provided further, however, that the Indemnification Amount shall not be deemed to equal zero in the case of clause (3) or (4) above if Forum promptly engaged the Valuation Firm in accordance with Section 2(b)(i) and at all times

Exhibit 3.10

following the delivery of such Release Notice, Forum has cooperated with the Valuation Firm and has used reasonable best efforts to provide such information reasonably requested by the Valuation Firm in a timely manner and to prepare the Escrow Termination Materials in a timely manner.

(r) “Initial Valuation Report” shall mean the report prepared by The Claro Group, LLC setting forth the Exposure Value as of June 17, 2010.

(s) “Management Representative” shall mean any Person who may be designated, from time to time, by the holders of a majority of the Escrow Shares other than those held by SCF-V in writing delivered to Forum and the GFT Representative.

(t) “Pro Rata Portion” shall mean, with respect to each Global Flow Escrow Stockholder, the number of Escrow Shares issued in the name of such Global Flow Escrow Stockholder, divided by the total number of Escrow Shares.

(u) “Retained Escrow Shares” shall mean the Escrow Shares existing on the Escrow Termination Date, minus the Disbursed Escrow Shares (if any).

(v) “Valuation Differential” shall mean the amount equal to (i) 0.8 multiplied by (ii) the result of (A) the Exposure Value, as set forth in the Final Valuation Report, minus (B) the Exposure Value, as set forth in the Initial Valuation Report, minus (C) $500,000.

(w) “Valuation Firm” shall mean The Claro Group, LLC; provided, however, that if The Claro Group, LLC is unable or unwilling to prepare the Final Valuation Report on terms reasonably acceptable to Forum and the GFT Representative, the Valuation Firm shall be LECG, Inc.; provided, further that, if LECG, Inc. is unable or unwilling to prepare the Final Valuation Report on terms reasonably acceptable to Forum and the GFT Representative, the Valuation Firm shall be Gnarus Advisors, LLC; provided, further that, if Gnarus Advisors, LLC is unable or unwilling to prepare the Final Valuation Report on terms reasonably acceptable to Forum and the GFT Representative, the Valuation Firm shall be a firm mutually selected by Forum and the GFT Representative.

Exhibit 3.10